As filed with the Securities and Exchange Commission on April 12, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	45-1472564
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

215 First Street, Suite 240

Cambridge, Massachusetts 02142

(617) 500-2802

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michelle Dipp, M.D., Ph.D.

President and Chief Executive Officer

OvaScience, Inc.

215 First Street, Suite 240

Cambridge, Massachusetts 02142

(617) 500-2802

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Redlick, Esq.

Lia Der Marderosian, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	3,888,880	$9.05	$35,194,364	$4,801

(1)                                  Represents shares offered by the selling stockholders. Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices of the Registrant’s common stock as quoted on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system on April 8, 2013.

(3)                                  Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 12, 2013

PROSPECTUS

3,888,880 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 3,888,880 shares of our common stock, par value $0.001 per share. These shares were privately issued to the selling stockholders in connection with a private placement transaction that closed on March 18, 2013. We will not receive any proceeds from the sale of these shares by the selling stockholders. The selling stockholders may sell the shares as set forth herein under “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 61 of this prospectus. We have borne and will continue to bear the costs relating to the registration of these shares.

Our common stock is presently quoted for trading on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system under the symbol “OVSC.” On April 11, 2013, the closing price of our common stock, as quoted on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system, was $9.15 per share. The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investment in our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2013

i

You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment decision. See “Where You Can Find More Information” on page 72 for more information. You should rely only on the information contained in this prospectus (including any applicable prospectus supplement and the information incorporated by reference). We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that should be considered before investing in our common stock. Before making an investment decision, investors should carefully read the entire prospectus, paying particular attention to the risks referred to under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and our financial statements and the notes to those financial statements.

As used in this prospectus, unless the context requires otherwise, the terms “Company,” “we,” “our” and “us” refer to OvaScience, Inc.

Overview

We are a life science company developing proprietary products to improve the treatment of female infertility based on recent scientific discoveries about the existence of egg precursor cells. In 2004, one of our scientific founders, Jonathan Tilly, Ph.D., from the Vincent Center for Reproductive Biology at the Massachusetts General Hospital, or MGH, discovered the existence of egg precursor cells within the ovaries of adult mice. Subsequent research by Dr. Tilly demonstrated that these egg precursor cells also exist in human ovaries and have the potential to mature into eggs and, therefore, to replenish a woman’s egg supply. These discoveries put into question the long held belief that a woman is born with a finite number of eggs. This research also demonstrated that these egg precursor cells might provide a source of fresh cellular components, such as mitochondria, that could potentially be used to enhance the quality of existing eggs.

We hold an exclusive license from MGH to an issued patent and various patent applications directed to methods of identifying and purifying egg precursor cells, compositions comprising egg precursor cells and methods of using egg precursor cells to treat infertility and related disorders. We are working to develop product candidates based on these egg precursor cell discoveries, with the goal of improving the success of in vitro fertilization, or IVF. In an IVF procedure, a woman’s own eggs, or the eggs of a donor, are fertilized outside of the woman’s body and the resulting embryos are transferred back into the woman’s uterus.

Dr. Tilly discovered the existence of mouse egg precursor cells by staining the outer cell layer of the ovary using an antibody that binds specifically to a protein found on egg precursor cells called mouse VASA homologue. Following publication of this discovery in Nature in 2004, Dr. Tilly performed additional research, beginning in 2005, which demonstrated the existence of human egg precursor cells in adult human ovaries. In this research, Dr. Tilly replicated the results obtained with mouse tissue using human ovarian tissue. Dr. Tilly was able to isolate precursor cells in the ovaries of reproductive age women using an antibody that binds to the human VASA analogue protein, which is found on human egg precursor cells. Dr. Tilly also conducted an experiment in which human egg precursor cells were isolated in vitro and then grafted into female mouse hosts and matured in vivo into eggs that exhibited a genetic signature indicating the eggs could be fertilized. Dr. Tilly’s research findings with respect to human egg precursor cells were published in the March 2012 issue of Nature Medicine.

Although this research has demonstrated the existence of egg precursor cells in human ovaries, and suggests that it may be possible to develop human egg precursor cells into mature, fertilizable eggs, research with respect to human egg precursor cells is a new and emerging field. As a result, there is ongoing debate regarding the role of egg precursor cells in human reproduction and whether egg precursor cells, when isolated from ovarian tissue, can be matured in the laboratory into fertilizable human eggs.

Our Product Candidates

Augment

Our first product candidate is AUGMENT, which stands for autologous germline mitochondria energy transfer. We are designing AUGMENT to increase the success of IVF by isolating fresh mitochondria from a woman’s own egg precursor cells and then adding the mitochondria into the woman’s egg during IVF. Mitochondria are the structures within cells responsible for energy production. As a result of the passage of time and other factors, the eggs of women of advanced reproductive age often contain mitochondria that produce inadequate amounts of energy. We believe that by supplementing preexisting egg mitochondria with fresh mitochondria from egg precursor cells we will improve the likelihood that, after fertilization, the egg will develop into a viable embryo and thereby reduce the number of IVF cycles as well as the number of embryos transferred per cycle required to achieve a live birth. In late 2012, we initiated a study of AUGMENT in the United States in up to 40 women aged 38 to 42 who have failed two to five IVF cycles to assess both safety and effectiveness. We refer to this study as our AUGMENT Study. We have initiated commercial preparations for AUGMENT and, assuming the final results of the AUGMENT Study are positive, plan to begin generating revenues from AUGMENT in the second half of 2014. As initial data from the AUGMENT Study in humans in the United States becomes available, we will seek to commercialize AUGMENT in certain other markets in the second half of 2014. We currently expect we would commercialize AUGMENT on our own in select countries and consider potential partnerships for other countries. In support of our commercial strategy, we also plan to conduct a study of AUGMENT in humans outside of the United States beginning in the first half of 2014. We do not believe we will be required to seek premarket approval or clearance of AUGMENT from regulatory authorities in the United States or certain other countries.

OvaTure

Our second product candidate is OvaTure. We have preliminarily designed and plan to continue to optimize the design for our OvaTure program as a potential next generation of IVF. OvaTure involves the creation of mature fertilizable eggs from a woman’s own egg precursor cells. If successful, this would allow women with compromised eggs due to age or other factors to undergo IVF using their own higher quality eggs. In addition, we believe OvaTure would reduce or eliminate the need for hormonal hyperstimulation for egg retrieval in the IVF process. Hormonal hyperstimulation is used in IVF to cause the maturation of multiple eggs. It is associated with significant side effects and is not appropriate for use by all women, for example, women with hormone-dependent cancers. We initiated preclinical development of OvaTure in 2012. We expect we will need to obtain regulatory approval of OvaTure in both the United States and the EU prior to commercialization.

Other Product Opportunities

We also plan to develop and acquire additional product offerings related to the treatment of female infertility. We are currently considering two opportunities:

•                  development of IVF culture media, which is the solution used to provide nutrients for eggs and embryos in the IVF process, that can increase the activity of mitochondria; and

•                  cryopreservation, or banking, of egg precursor cells for future fertility treatments.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2012, as described under the caption “Information Incorporated by Reference” on page 72 of this prospectus.

Our Corporate Information

We were incorporated under the laws of the State of Delaware in April 2011 under the name Ovastem, Inc. and changed our name to OvaScience, Inc. in May 2011. Our principal executive offices are located at 215 First Street, Suite 240, Cambridge, Massachusetts 02142 and our telephone number is (617) 500-2802. Our website address is www.ovascience.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Our logo, trademarks and service marks are the property of OvaScience. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups, or JOBS, Act enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•                  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act of 2002, or Sarbanes Oxley Act,

•                  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and

•                  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act. However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1 billion or we issue more than $1 billion of non-convertible debt in any three year period, we would cease to be an emerging growth company prior to the end of such five year period.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of certain of the reduced disclosure obligations regarding executive compensation in this registration statement and may elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have irrevocably elected not to avail ourselves of this extended transition period for complying with new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available to smaller reporting companies.

THE OFFERING

Common stock offered by selling stockholders	3,888,880 shares
Common stock outstanding	18,191,159 shares
Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.
Risk Factors	Investment in our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus.
Offering Price	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.
OTCBB Symbol	OVSC

The number of shares of common stock outstanding is based on the total number of issued and outstanding shares as of April 1, 2013, including 1,480,626shares of unvested restricted stock subject to repurchase by us, and excludes 2,663,595 shares of common stock available for issuance pursuant to our 2012 Stock Incentive Plan.

Unless otherwise indicated, all references in this registration statement to our Series A preferred stock and Series B preferred stock refer to our Series A preferred stock and Series B preferred stock which were previously outstanding and which automatically converted into common stock on August 13, 2012. Our Series A preferred stock converted into common stock on a one-for-2.023 basis and our Series B preferred stock converted into common stock on a one-for-one basis.

Unless otherwise indicated, all information in this registration statement gives retrospective effect to the one-for-2.023 reverse stock split of our common stock that was effected on March 28, 2012.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, you should carefully consider the risks described below in addition to the other information contained in this report, before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. The risks and uncertainties described below are not the only ones we face. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

Risks Related to Our Financial Position and Need for Additional Capital

Our short operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We are an early stage company. We only commenced active operations in April 2011. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, acquiring and developing our technology, identifying potential product candidates, planning for and initiating our AUGMENT Study in humans and determining the preclinical and clinical path for our other product candidates. We have not yet commenced commercial sale of any product and have not yet demonstrated our ability to initiate or successfully complete any clinical trials, obtain marketing approvals or conduct sales, marketing and other activities necessary for successful product commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

In addition, as a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown challenges. We will need to transition from a company focused on in-licensing and research to a company capable of developing multiple product candidates and supporting commercial activities. We may not be successful in such a transition.

We have incurred significant losses since our inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability.

Since our inception, we have incurred significant operating losses. Our net loss was $13,510,000 and $2,624,000 for the year ended December 31, 2012 and for the period from April 5, 2011 (inception) to December 31, 2011, respectively. To date, we have not generated any revenues and have financed our operations through private placements of our Series A preferred stock, Series B preferred stock and common stock. We have devoted substantially all of our efforts to acquiring our technology and developing AUGMENT. We recently initiated our AUGMENT Study in humans but have not initiated preclinical or clinical development of any of our other product candidates. Although we have initiated commercial preparations for AUGMENT and, assuming the final results of our AUGMENT Study are positive, plan to begin generating revenues from AUGMENT in the second half of 2014, we may not be able to do so on our current timeline, or at all. In addition, we expect that it will be many years, if ever, before we have any other product candidate ready for commercialization.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter. We anticipate that our expenses will increase substantially if and as we:

•                                          enroll additional patients in our AUGMENT Study in humans;

•                                          continue our research and preclinical development of OvaTure and other product candidates;

•                                          initiate clinical trials of OvaTure and other product candidates;

•                                          seek approval from the FDA and similar regulatory agencies outside of the United States for our product candidates that require such approval;

•                                          establish a sales, marketing and distribution infrastructure to commercialize AUGMENT and any other product candidates we successfully develop;

•                                          maintain, expand and protect our intellectual property portfolio;

•                                          hire additional scientific, clinical, quality control and management personnel to support our product development and commercialization efforts;

•                                          add operational and financial personnel to handle the public company reporting and other requirements to which we are subject;

•                                          seek to identify additional product candidates that treat infertility; and

•                                          develop, acquire or in-license other products and technologies.

To become and remain profitable, we must continue to develop and commercialize AUGMENT and develop and eventually commercialize other products with significant market potential. This will require us to be successful in a range of challenging activities, including successfully initiating and completing our AUGMENT Study in humans, marketing and selling AUGMENT, completing research, preclinical testing and clinical trials of other product candidates, obtaining marketing approval, if required, and manufacturing, marketing and selling those products that we successfully develop. We may never succeed in these activities and, even if we do, may never generate revenues that are significant or large enough to achieve profitability. We have not yet completed the development or commenced commercialization of AUGMENT and are currently designing the development program for our other product candidate, OvaTure. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

We will need substantial additional funding. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue to enroll additional patients in our AUGMENT Study and increase commercial activities for this product candidate. We expect to incur significant expenses in connection with these activities for AUGMENT. Assuming we complete our AUGMENT Study on time and with favorable results, and we increase commercial activities on schedule at the scale we expect, we anticipate we will incur between $3.6 million and $4.6 million in expenses to complete the AUGMENT Study and commence commercial activity in the United States. These estimated expenses consist of costs associated with the AUGMENT Study, including study site and manufacturing costs, as well as costs associated with commencing commercialization, including marketing activity and marketing and sales personnel costs. These costs assume that the FDA will regulate AUGMENT as a 361 HCT/P, rather than as a new drug or biologic, and that testing AUGMENT in humans will therefore not require an IND. If the FDA disagrees with our interpretation of the relevant laws and regulations as they apply to AUGMENT, and requires an IND for the AUGMENT Study, these costs would increase substantially.

In addition, we expect to incur significant expenses with respect to our research and development of OvaTure and other product candidates. The clinical trials we will be required to conduct for these product candidates will be costly. Furthermore, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate some or all of our research and development programs or commercialization efforts.

Assuming we have no revenue from product sales, we expect that our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements through 2014. Our future capital requirements will depend on many factors, including:

•                                          the timing and results of our AUGMENT Study in humans;

•                                          our ability to successfully commercialize AUGMENT;

•                                          the costs and timing of commercialization activities for AUGMENT, including manufacturing, product sales, marketing and distribution;

•                                          revenue, if any, received from commercial activities of AUGMENT or any other product candidate;

•                                          the scope, progress, results and costs of research, preclinical development, and clinical trials for our product candidates;

•                                          the regulatory process, including the premarketing and marketing approval requirements, to which some of our product candidates may be subject;

•                                          the costs, timing and outcome of regulatory review of our product candidates that are subject to such review;

•                                          the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•                                          our ability to establish collaborations and partnerships on favorable terms, if at all; and

•                                          the extent to which we develop, acquire or in-license other products and technologies.

Identifying potential product candidates and conducting preclinical testing and clinical trials is a time consuming, expensive and uncertain process that takes years to complete. We may never generate the necessary data or results required to obtain necessary marketing approvals or achieve product sales for our product candidates. We do not expect to derive commercial revenues, if any, from AUGMENT until the second half of 2014 at the earliest. We do not expect to derive commercial revenues, if any, from other products for many more years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until the time, if ever, that we can generate substantial product revenues, we plan to finance our cash needs through some combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us.

Risks Related to Research, Development and Commercialization of Our Product Candidates

The science underlying our two principal product candidates, AUGMENT and OvaTure, is based on recent discoveries and has not been tested in humans. We may not be successful in our studies designed to test the safety and efficacy of AUGMENT. In addition, we may not be able to successfully develop OvaTure or other product candidates.

AUGMENT and OvaTure are based on recent scientific discoveries relating to egg precursor cells and have not been tested in humans. As a result, our AUGMENT and OvaTure programs are subject to a higher level of risk than programs based on longer established science that have been the subject of human clinical trials. We recently commenced our AUGMENT Study in humans to test the safety and efficacy of AUGMENT. Our ability to commercialize and generate revenues from sales of AUGMENT will depend in significant part on the findings of this study, including whether, and by how much, the use of AUGMENT increases the pregnancy and live birth rates of IVF and the safety of this product candidate. If the results of our AUGMENT Study are unfavorable, AUGMENT may not be viable or significant additional time and expense could be required before we are able to market this product candidate.

While one of our scientific founders has successfully conducted laboratory experiments in animals and experiments with human egg precursor cells that form the basis for some aspects of OvaTure, there are significant aspects of OvaTure that will require additional innovation for us to continue its preclinical and clinical development. In addition, successful development of OvaTure depends on our ability to mature human egg precursor cells into fertilizable eggs. Although our scientific founder’s research has demonstrated the existence of egg precursor cells in human ovaries, research with respect to egg precursor cells is a new and emerging field. As a result, there is ongoing debate regarding the role of egg precursor cells in human reproduction as well as the ability of egg precursor cells to mature into fertilizable eggs when isolated from ovaries. The recent nature of the scientific discoveries underlying OvaTure, the ongoing debate regarding the ability to mature human egg precursor cells into fertilizable eggs, the need for additional innovation and the absence of information from human clinical trials all increase the risks associated with this product candidate. In any event, we believe that it will be costly and time consuming to develop OvaTure.

If we are unable to complete our AUGMENT Study on our current timeline or if the findings are not favorable, we may postpone or halt our commercial activities. In addition, if we experience delays or difficulties in the enrollment of patients in our AUGMENT Study or future clinical trials for our other product candidates, our ability to commercialize products could be delayed or prevented.

Human studies, like our AUGMENT Study, are expensive, difficult to design and implement and uncertain as to outcome. Success in animal and preclinical studies does not ensure that studies in humans will be successful, and interim or preliminary findings do not necessarily predict final results. In addition, the timing of results from and completion of the study will depend, in part, on our ability to enroll the study on the timeline expected. Enrollment in the study could be delayed for a number of reasons, including the unwillingness of patients to undergo, or physicians to prescribe, an additional surgical procedure in connection with IVF. If enrollment of our AUGMENT Study is delayed, or findings are not favorable, we may postpone or halt our commercial activities, and we may need to expend more cash and other resources than we anticipate to develop AUGMENT. As a result, we might need to delay or abandon development of AUGMENT or our other product candidates. In addition, delays in the time to complete the AUGMENT Study in the United States may impact our ability to commercialize AUGMENT in countries outside the United States.

We may not be able to initiate or continue any future clinical trials for OvaTure or other product candidates for several reasons. For example, if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States, we will not be able to commence clinical studies. Patients who are eligible for future clinical trials may decide to use already approved fertility treatments or to enroll in other clinical trials.

Patient enrollment is affected by other factors including:

•                               the novelty of the product candidate being tested;

•                               form of infertility or severity of the condition being treated;

•                               eligibility criteria for the study in question;

•                               perceived risks and benefits of the product candidate under study;

•                               known side effects of the product candidate under study, if any;

•                               efforts of IVF clinics to facilitate enrollment in clinical trials;

•                               patient referral practices of physicians;

•                               the ability to monitor patients adequately during and after treatment; and

•                               proximity and availability of clinical trial sites for prospective patients.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing.

Preclinical testing and clinical trials of OvaTure and any of our other product candidates that require such testing and trials may not be successful. If we are unable to commercialize our product candidates or experience significant delays in doing so, our business will be materially harmed.

We intend to invest a significant portion of our efforts and financial resources in the identification, preclinical development and clinical trials of product candidates that treat infertility. Our ability to generate product revenues will depend heavily on the successful development and eventual commercialization of our product candidates. Unlike AUGMENT, which we expect the FDA will regulate in the United States as a 361 HCT/P, we expect that the FDA will regulate OvaTure and many of our other product candidates as drugs, biologics or medical devices under the PHSA or FDCA. This means, among other things, that we will not be able to market such products in the United States unless and until we have successfully completed required testing (including clinical testing) and received marketing authorization from the FDA in the form of a NDA or BLA or, for medical devices, a 510(k) clearance or premarket approval application. We have not received approval to market any products from regulatory authorities in any jurisdiction. We have only limited experience in conducting preclinical testing and clinical trials and filing and supporting the applications necessary to gain marketing approvals and expect to rely on third parties, including contract research organizations, to assist us in this process.

Prior to initiating clinical trials of OvaTure and other such product candidates, we will need to submit an IND to the FDA based on preclinical, animal and other tests. Upon submitting such an IND, the FDA might determine that the risks involved in OvaTure or our other products are too great to justify proceeding with a clinical study and impose a partial or full clinical hold. They may require us to do significant and costly additional preclinical work before commencing our clinical trials or may not allow us to proceed with clinical trials at all. In addition, an IRB must review and approve any clinical trial before we can commence that trial. The IRB responsible for reviewing any of our clinical trials may decline to grant approval for a variety of reasons, including that they do not believe that patient rights would adequately be protected. OvaTure and our other products rely on new and complex technology that impacts human reproductive systems. Therefore, both the FDA and IRBs may be especially cautious in reviewing and approving our clinical protocols for such products.

If INDs for OvaTure or other product candidates do become effective, we will be required to conduct extensive clinical trials to demonstrate the safety, efficacy, purity and potency of our product candidates in humans. We will need to follow this same process for any future product candidates that are regulated by the FDA as a biologic or new drug. We will need to follow a similar process for any future product candidates that are regulated by the FDA as a medical device.

Clinical testing is expensive, difficult to design and implement, can take many years to complete, and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not predict the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. Either the FDA or an IRB can suspend or terminate our clinical development programs at any time, for a number of reasons, including that further study presents unreasonable risk to human subjects or that the rights of those subjects are not protected.

We may experience numerous unforeseen events during, or as a result of, clinical trials, which could delay or prevent our ability to receive marketing approval or commercialize our product candidates, including:

•                                          regulators or IRBs may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•                                          we may have delays in reaching, or fail to reach agreement on, acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•                                          clinical trials of our product candidates may produce negative or inconclusive results, or results subject to varying interpretations, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

•                                          the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in our clinical trials may be slower than we anticipate or participants may drop out of our clinical trials at a higher rate than we anticipate;

•                                          we or our third party contractors may fail to comply with regulatory requirements, such as conducting trials in accordance with current good clinical practices, and our contractors may fail to meet their contractual obligations to us in a timely manner or at all;

•                                          we may have to suspend or terminate clinical trials of our product candidates for various reasons, including discovery that the participants are being exposed to unacceptable health risks;

•                                          the cost of clinical trials of our product candidates may be greater than we anticipate; and

•                                          the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we contemplate, if we are unable to successfully complete clinical trials or other testing of our product candidates, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns regarding our product candidates, we may:

•                                          be delayed in obtaining marketing approval for our product candidates;

•                                          not obtain marketing approval at all;

•                                          obtain approval for indications or patient populations that are not as broad as we intend or desire;

•                                          obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

•                                          be subject to additional post-marketing testing requirements; or

•                                          have the product removed from the market after obtaining marketing approval.

Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations and changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application. In addition, securing FDA approval requires the submission of information about the product manufacturing process to, and successful inspection of manufacturing facilities by, the FDA.

Our product development costs will also increase if we experience delays in testing or obtaining marketing approvals. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do. Such events could impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

Even if clinical trials for our product candidates are completed as planned, the FDA may still conclude that the risks inherent in our product candidates outweigh the demonstrated benefits, and may refuse to grant us marketing authorization. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

If we experience delays in obtaining, or if we fail to obtain, approval of OvaTure or other product candidates, our ability to generate revenues will be materially impaired and our business will be materially harmed.

If serious adverse or inappropriate side effects are identified during the development of our product candidates or with any procedures with which our product candidates are used, we may need to abandon or limit our development of those product candidates.

None of our product candidates has been proven effective and safe in humans. It is impossible to predict when or if any of our product candidates will prove effective or safe in humans or, to the extent required, will receive marketing approval. If our product candidates are associated with undesirable side effects or have characteristics that are unexpected with respect to the patient or the child conceived using our product or product candidates, we may need to abandon their development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. In addition, if any of the procedures with which our product candidates are used is determined to be unsafe, we may be required to delay or abandon our product development or commercialization. For example, we expect AUGMENT will be administered as part of the ICSI process. A recent study published in the New England Journal of Medicine found that treatment with ICSI was associated with increased rates of birth defects as compared to natural conception. To the extent physicians limit or abandon the use of ICSI or other procedures with which AUGMENT is used, whether as a result of this recent study or otherwise, we may need to delay or abandon our development or commercialization of AUGMENT.

Even if we are able to commercialize any of our product candidates, they may fail to achieve the degree of market acceptance by physicians, patients and others in the medical community necessary for commercial success.

If we are able to commercialize AUGMENT or if any of our other product candidates receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients and others in the medical community. For example, doctors may continue to rely on current treatments, including fertility drugs and traditional IVF, which are well established in the medical community. In addition, the novel nature of AUGMENT and OvaTure may affect market acceptance by physicians and patients. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of AUGMENT and our other product candidates, if approved for commercial sale, will depend on a number of factors, including:

•                          efficacy and potential advantages as compared to traditional IVF or other alternative treatments;

•                          ability to reduce the number of IVF cycles required to achieve a live birth;

•                          ability to reduce the cost of traditional IVF;

•                          ability to reduce the incidence of multiple births;

•                          the willingness of the target population to undergo, and of physicians to prescribe, an additional surgical procedure in connection with IVF;

•                          convenience and ease of administration as compared to alternative treatments;

•                          adverse effects on patients or children conceived using our product candidates;

•                          ability to improve the side effect profile of infertility treatment;

•                          the willingness of the target population and of physicians to try new therapies based on recent scientific discoveries;

•                          limitations on the existing infrastructure to support AUGMENT or other product candidates, including adequately trained embryologists and the willingness of IVF clinics to incorporate the process into their current treatment regimen;

•                          the willingness of patients to pay out of pocket for our products, which, in the case of AUGMENT, will be in addition to the price of a standard IVF procedure;

•                          any negative publicity or political action related to our or similar products or IVF; and

•                          the strength of marketing and distribution support.

In addition, our ability to successfully commercialize our products will depend on the continued use and acceptance of IVF, ICSI and fertility treatments generally. In a recent study published in the New England Journal of Medicine, treatment with ICSI was associated with an increased risk of birth defects, as compared with natural conception. To the extent these or other studies or findings lead the medical community or patient population to determine that these procedures are unsafe or are otherwise not generally accepted, the market for our products and, therefore, our business would be negatively affected.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market our product candidates we may not be successful in commercializing them.

We do not have a sales or marketing infrastructure and have no experience in the sale, marketing or distribution of products for the treatment of infertility. To achieve commercial success for any product, we must either develop a sales and marketing team or outsource these functions to third parties. In anticipation of the commercial launch of AUGMENT in the United States, we plan to recruit a sales and marketing team. We also plan to recruit a sales and marketing team in each country outside the United States in which we determine to commercialize AUGMENT on our own, if any. In the future, we may choose to expand the sales force for AUGMENT or other product candidates.

There are risks involved both with establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of AUGMENT or another product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

If we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenues or the profitability of these product revenues to us are likely to be lower than if we were to market and sell any products ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our products or may be unable to do so on terms that are favorable to us. We likely will have limited control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively and in compliance with applicable laws.

We may not be successful in our efforts to identify or discover additional product candidates. If we do identify additional product candidates, we may expend our limited resources to pursue a particular product candidate and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

An important element of our strategy is to identify and develop additional product candidates based on our egg precursor cell technology. We may be unable to identify any such product candidates. If we do identify additional candidates, we may not advance such candidates into clinical development for a number of reasons, including:

•                       evidence that such candidates may have harmful side effects;

•                       preclinical studies may put into question the efficacy of such candidates;

•                       we may determine that such candidates are unlikely to achieve marketing approval or market acceptance; or

•                       such candidates may be too costly to manufacture or market.

Because we have limited financial and managerial resources, we focus on research programs and product candidates based on which candidates we believe have the highest likelihood of success and commercial value. As a result, we may forego or delay pursuit of opportunities with other product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates may not yield any commercially viable products. For example, the programs we are considering relating to culture media and egg precursor cell banking may not reach commercialization or, if commercialized, may not be successful. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements when it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

We may not be successful in obtaining necessary rights to additional technologies or product candidates, including from our scientific founders, for our development pipeline through acquisitions and in-licenses.

We may be unable to acquire or in-license additional technologies or product candidates from third parties, including our scientific founders, in order to grow our business. A number of more established companies may also pursue strategies to license or acquire product candidates that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

For example, we continue to work collaboratively with our scientific founders. These scientists continue to be active in the field of infertility and may develop new product candidates or intellectual property based on their continued research relating to infertility. The rights to new inventions by our scientific founders generally belong to the hospitals and academic institutions at which they are employed and are not subject to license or other rights in our favor. In the event that our scientific founders, or other third party scientists or entities, develop product candidates or intellectual property that we wish to acquire or in-license, we may be unable to negotiate such acquisition or in-license. Our failure to reach an agreement for any applicable product candidate or intellectual property could result in a third party acquiring the related rights and thereby harm our business.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire relevant product candidates on terms that would allow us to make an appropriate return on our investment.

We expect competition for acquisition and in-licensing product candidates that are attractive to us may increase in the future, which may mean fewer suitable opportunities for us as well as higher acquisition or licensing costs. If we are unable to successfully obtain rights to suitable product candidates on reasonable terms, or at all, our business, financial condition and prospects for growth could suffer.

We face substantial competition, including from more established infertility treatments, such as traditional IVF, as well as advances in new artificial reproductive technologies, which may result in others discovering, developing or commercializing products before or more successfully than we do.

There are a number of fertility treatments that are generally accepted in the medical and patient communities, including fertility drugs, IUI and IVF. Competition in the infertility market is largely based on pregnancy and live birth rates and side effects of treatment on patients. Accordingly, our success is highly dependent on our ability to develop products that improve pregnancy and live birth rates and reduce risks and side effects, as compared to existing treatments. The ability of any products that we successfully develop to reduce the overall costs associated with IVF also will be an important competitive factor.

Competitors may develop new infertility drugs, ART therapies, devices and techniques that could render obsolete our product candidates.  We are not aware of any company or organization developing a specific product that would compete directly with AUGMENT. There are a number of pharmaceutical companies, biotechnology companies, universities and research organizations actively engaged in research and development of products for the treatment of infertility. Some of these products, similar to AUGMENT and OvaTure, are designed to address the shortcomings of IVF. In particular, we are aware of two companies that are currently developing products intended to identify high quality embryos for use in IVF. Novocellus Ltd. is developing an embryo viability test, using culture media, to aid in the selection of embryos used in IVF. Auxogyn, Inc. is developing software that analyzes embryo development against cell division timing parameters to help identify the highest quality embryo within a group of embryos. If successfully developed, these products could improve outcomes and alleviate some of the other shortcomings of traditional IVF, thereby decreasing the need for our product candidates. We are also aware of one company, Ovacyte LLC, which is seeking to develop a method for culturing epithelial cells from a woman’s ovaries.  Based on public disclosures by Ovacyte LLC, we do not believe that Ovacyte LLC has begun development of its technology.  If successfully developed, however, this method has the potential to compete with OvaTure.  At this time, we cannot evaluate how our products, if successfully developed and commercialized, would compare technologically, clinically or commercially to any other potential products being developed or to be marketed by competitors. There can be no assurance that we will be able to compete effectively.

Our competitors may develop and commercialize new technologies before we do, allowing them to offer products, services or solutions that are superior to those that we may offer or which establish market positions before the time, if any, at which we are able to bring products to the market. Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in developing, commercializing and achieving widespread market acceptance. Our competitors’ products may be safer, more effective or more effectively marketed and sold, than any treatment we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses of developing and commercializing any of our product candidates. We anticipate that we will face intense and increasing competition as new treatments enter the market and advanced technologies become available.

We could be subject to negative publicity, political action and additional regulation because of the nature of our products. These factors could increase our development and commercialization costs.

Our products are based on innovative science regarding eggs, embryos and fertilization. These can be controversial subjects and, as a result, we could be subject to adverse publicity, political reaction and regulation, as well as changes to the laws and regulations affecting our product candidates. This may result in our incurring costs beyond what we anticipate in order to develop and commercialize our product candidates or may make it impossible to develop our product candidates at all. In addition, some states are considering adopting legislation defining when personhood begins. To the extent adopted, this legislation could limit, restrict or prohibit the use of IVF, which would have a negative effect on our ability to develop and sell our product candidates and, as a result, on our business.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human studies and clinical trials and will face an even greater risk if we commercialize AUGMENT or any other products that we may develop. Product liability claims involving our activities may be made for significant amounts because our product candidates involve mothers and children. For example, it is possible that we will be subject to product liability claims that assert that our product candidates or products have caused birth defects in children or that assert that such defects are inheritable. In light of the nature of our planned activities, these claims could be made many years into the future based on effects that were not observed or observable at the time of birth. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•                               decreased demand for any product candidates or products that we may develop;

•                               injury to our reputation and significant negative media attention;

•                               withdrawal of clinical trial participants;

•                               significant costs to defend the related litigation;

•                               substantial monetary awards to trial participants or patients;

•                               loss of revenue;

•                               the diversion of management’s resources; and

•                               the inability to commercialize any products that we may develop.

We obtained product liability insurance coverage when we initiated our AUGMENT Study. We will need to maintain product liability insurance coverage during our AUGMENT Study in humans and clinical trials for our other product candidates. Such insurance is increasingly expensive and difficult to procure. In the future, such insurance may not be available to us at all, may only be available at a very high cost and, if available, may not be adequate to cover all liabilities that we may incur. In addition, we may need to increase our insurance coverage in connection with the commercialization of AUGMENT or other product candidates. If we are not able to obtain and maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise, our business could be harmed, possibly materially.

Procedures such as IVF, as well as companies that manufacture and store cells and tissues, are the subject of standards and recommendations by national non-governmental bodies. Failure to comply with these standards could harm our commercial prospects or subject us to negative media attention or government sanctions.

Some national organizations set voluntary guidelines for procedures like IVF and for the manufacture and storage of human cells and tissues. The American Society for Reproductive Medicine, or ASRM, for example, has issued recommendations on the minimum standards that ART practices should employ, including minimum qualifications of personnel and record keeping and informed consent practices. ASRM also has issued guidelines on the number of embryos that should be transferred at a single time through IVF. Similarly, the American Congress of Obstetricians and Gynecologists sets forth guidelines on numerous topics such as the circumstances in which embryos can be used for research purposes and the use of innovative medical procedures in clinical practice. Although voluntary, subject to exceptions discussed below, if we, or third parties that we work with, including IVF clinics, fail to comply with these standards, our commercial prospects could be harmed because patients may prefer to use the services and products of companies that meet these voluntary standards. Similarly, physicians or IVF clinics may be less likely to endorse or use procedures or products that would violate such standards. In addition, failure to meet the standards could subject us to negative media attention. Moreover, noncompliance with these professional organization standards could subject us to compliance risks in states that have incorporated the standards into state law. For example, the state of Maryland has incorporated certain portions of the American Association of Tissue Banks’ Standards for Tissue Banking into its regulations. Failure to comply with certain standards could, therefore, amount to a violation of state law to the extent we operate in a state that adopts a voluntary guideline into its regulations.

Risks Related to Regulatory Approval of Our Product Candidates and Other Regulatory Matters

Our current business plan assumes that the FDA will regulate AUGMENT as a 361 HCT/P rather than as a new drug or biologic and, therefore, AUGMENT will not be subject to premarket review and approval. If the FDA disagrees with our interpretation of the applicable regulations, disagrees with our characterization of the AUGMENT procedure or changes its position with respect to such rules and regulations, we may not be able to commercialize AUGMENT on the timeline or with the resources we expect, if at all. We could also be forced to halt human studies, remove the product from the market or be subject to substantial fines or other civil or criminal sanctions.

The FDA regulates HCT/Ps, such as AUGMENT, under a two-tiered framework. Certain higher risk HCT/Ps are regulated as new drugs, biologics or medical devices. Manufacturers of new drugs, biologics and some medical devices must complete extensive clinical trials, which must be conducted pursuant to an effective IND or investigational device exemption. The FDA must review and approve a BLA or NDA before a new drug or biologic may be marketed, and in some cases must approve a premarket approval application for medical devices.

By contrast, the FDA exempts certain lower risk HCT/Ps from these requirements if they meet certain specified criteria. Such products frequently are referred to as “361 HCT/Ps,” because the FDA regulates them under the authority given to it under section 361 of the PHSA to create regulations to control the spread of communicable diseases. We believe that the FDA will regulate AUGMENT as a 361 HCT/P rather than as a new drug or biologic and, therefore, that AUGMENT will not be subject to the requirement for an IND or FDA premarket review and approval. Thus, our current financial and business plans assume that we will not need to seek or obtain FDA approval for AUGMENT. Rather, we will have to comply with the requirements for 361 HCT/Ps set forth in FDA regulations and develop adequate substantiation to support marketing claims we make for the AUGMENT procedure.

The TRG is a body within the FDA designed to provide formal opinions regarding whether a particular product will be regulated as a 361 HCT/P. Product manufacturers are not required to consult with the TRG and instead can market their products based on their own conclusion that the product meets the 361 HCT/P criteria.

We have not consulted the TRG.  We have, however, been contacted by the FDA regarding the AUGMENT Study, and a number of other matters relating to AUGMENT, including whether it qualifies for regulation as a 361 HCT/P. We continue to believe that AUGMENT qualifies as a 361 HCT/P; however, the FDA could disagree with our conclusion.

The regulatory pathway for cell and tissue-based products is subject to significant uncertainty. The FDA’s criteria for regulation as a 361 HCT/P are complex, and the FDA has provided little guidance on the meaning of terms used in the criteria, such as “minimal manipulation,” “homologous,” or “combination of the cells and tissues with another article.” In addition, AUGMENT uses new technology that would present a matter of first impression for the FDA in determining whether to require premarket authorization. Further, AUGMENT may receive a high degree of scrutiny from the FDA due to its use as an aid to reproduction. The FDA or Congress could change the relevant criteria for determining which products qualify as 361 HCT/Ps or the regulatory requirements for HCT/Ps.

The courts may also interpret those criteria and requirements in unexpected ways. For example, in United States v. Regenerative Sciences LLC, the United States District Court for the District of Columbia recently rejected a company’s argument that the Regenexx Procedure, which involves the use of stem cells for the treatment of various orthopedic conditions, was exempt from regulation by the FDA because the procedure constitutes the practice of medicine. The court also held that the procedure does not qualify for regulation as a 361 HCT/P because it involves more than “minimal manipulation” of the cells. The court’s finding turned on the fact that the Regenexx Procedure involves cell culture and expansion, which changes the biological characteristics of the cells. We think the AUGMENT procedure is distinguishable from the Regenexx Procedure because AUGMENT does not involve cell cultures or cell expansion. Nonetheless, this case suggests that courts may take a narrow view of what constitutes minimal manipulation.

Importantly, the court also noted the longstanding principle that the FDA’s decisions on scientific matters, including the agency’s conclusion that the procedure involves more than minimal manipulation, are entitled to substantial deference. This means that if the FDA disagrees with our conclusion that AUGMENT should be regulated as a 361 HCT/P, and not as a new biologic or drug, it may be very difficult to challenge the agency’s position in court.

If the FDA determines that AUGMENT is not a 361 HCT/P, regulates it as a new drug or biologic and, therefore, requires premarket review, we may be required to halt our AUGMENT Study or other uses of AUGMENT in humans and conduct a more time-consuming and expensive clinical trial program for this product candidate. We may also be required to submit an IND and an NDA or BLA to secure marketing authorization. The submission of an IND and a BLA or NDA would require us to compile significant amounts of data related to the AUGMENT process, as well as data from preclinical and clinical testing. If, at the time the

FDA determines that AUGMENT is not a 361 HCT/P, we are already marketing the product, we may be required to withdraw it from the market pending submission, review and FDA approval of a BLA or NDA. We cannot guarantee that we would ever be able to secure such approval. We could also be subject to a warning letter, substantial fines and other civil or criminal penalties. As a result, our business could be materially harmed.

Even if the FDA regulates AUGMENT as a 361 HCT/P, we must still generate adequate substantiation for any claims made in our marketing of AUGMENT. Failure to establish such adequate substantiation in the opinion of federal or state authorities could substantially impair our ability to generate revenue.

Although as a 361 HCT/P we may not need to submit AUGMENT to the FDA for preapproval, we still must generate adequate substantiation for claims we make in our marketing materials. Both the FTC and the states retain jurisdiction over the marketing of products in commerce and require a reasonable basis for claims made in marketing materials. Through our AUGMENT Study in humans and other endeavors, we intend to generate such adequate substantiation for any claims we make about the AUGMENT procedure. If, however, after we commence marketing of AUGMENT, the FTC or one or more states conclude that we lack adequate substantiation for our claims, we may be subject to significant penalties or may be forced to alter our marketing of AUGMENT in one or more jurisdictions. Any of this could materially harm our business. In addition, if our promotion of AUGMENT suggests that the HCT/P is not intended for homologous use, the FDA might consider the product to be a new drug or biologic. We will therefore be limited in the promotional claims that we could make about AUGMENT.

We may not be able to continue our AUGMENT Study as planned.

We believe that the FDA will regulate AUGMENT as a 361 HCT/P and, therefore, will not require an IND for our AUGMENT Study in humans. However, the FDA could disagree with our conclusion and require us to submit an IND. Moreover, even if our study does not require an IND, it will still be subject to various requirements designed to protect the safety of study participants. For example, we have received IRB approval and monitoring of our AUGMENT Study. The IRB could, however, require us to alter our program. Such changes could materially impact the time and costs required to complete the program.

Numerous states place restrictions on the operation of facilities and laboratories that recover, test, process, manufacture, store or dispose of certain cells and tissues. If we do not comply with such state regulations, as well as potential local regulations, we could be subject to significant sanctions.

Various states, including New York, California, Florida, Illinois, Maryland, Texas, Massachusetts and others, impose requirements on facilities and laboratories that recover, test, process, manufacture, store or dispose of certain cells and tissues. These requirements can have significant geographic reach. In Maryland, for example, the permit requirements applicable to tissue banks, including reproductive tissue banks, apply not only to tissue banks located in Maryland, but also those tissue banks located outside of the state that are represented or serviced in Maryland. In some cases, the requirements imposed by states, such as record keeping and testing requirements, may be more stringent than those imposed by the FDA. Failure to comply with these state requirements could subject us to significant sanctions.

We will not be able to sell any product that is regulated as a medical device without obtaining and maintaining necessary regulatory clearances or approvals.

To market any products that are regulated as medical devices, or that require the use of a new medical device, such as the innovative culture media solution that we are planning to develop, we will need to seek approval or clearance from the FDA, either through the premarket approval process or the 510(k) clearance process. We currently expect to be able to rely on the 510(k) clearance process, as opposed to the premarket approval process, for some of our medical device product candidates. However, it is difficult to predict whether the FDA will allow us to use the 510(k) pathway or require us to use the premarket approval process. We cannot guarantee that we will be able to obtain clearance or approval of these medical devices through either pathway. In addition, even if the FDA permits us to use the 510(k) pathway, the requirements to bring a product to market through this process may be significantly more resource intensive than we currently expect. The FDA has announced that it intends to make changes to the 510(k) process, and these changes, or any other changes related to FDA’s regulation of medical devices, could have an adverse effect on our ability to gain regulatory clearance for, and to commercialize, our product candidates. In addition, any modifications to medical devices that we successfully bring to market, if any, may require new regulatory clearances or premarket approvals. Marketing a medical device without the necessary clearance or approval could result in a warning letter, fines, injunctions, product seizures or other civil or criminal penalties. Delays in our receipt of regulatory clearance or approval will cause delays in our ability to sell our products, which will have a negative effect on our ability to generate and grow revenues.

Failure to obtain required marketing approval in international jurisdictions would prevent our product candidates from being marketed abroad.

In order to market and sell our products in the EU and many other jurisdictions, we or our third party collaborators may need to obtain separate marketing approvals and will need to comply with numerous and varying regulatory requirements. The approval process varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally is subject to all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, a product must be approved for reimbursement before the product can be approved for sale in that country. We or these third parties may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA for marketing in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA.

In the EU, for example, our products could be regulated as advanced therapy medicinal products, as medical devices or as human tissues and cells intended for human applications. Products regulated as advanced therapy medicinal products may only be placed on the market in the EU once they have been granted a marketing authorization by the European Commission. Securing a marketing authorization from the European Commission requires the submission of extensive preclinical and clinical data and supporting information, including information about the manufacturing process, to the EMA to establish the product candidate’s safety, efficacy and quality. Following review of the marketing authorization application the EMA will issue an opinion, which the European Commission will take into account when deciding whether or not to grant a marketing authorization. Products regulated as medical devices in the EU are not subject to premarket review and approval by regulatory authorities. However, before placing the product on the market in the EU the manufacturer must demonstrate that the product meets certain essential requirements set out in applicable laws. For lower risk devices, the manufacturer may self-declare conformity to the essential requirements and apply the CE mark to the device. All other devices must undergo a conformity assessment procedure by a notified body, which is a third party licensed by regulatory authorities to perform such assessments. If the notified body agrees that the essential requirements have been met, it will issue a CE certificate, which allows the manufacturer to draw up a declaration of conformity and apply the CE mark to the device. Once a medical device has been CE marked it may be marketed throughout the EU.

Products regulated as human tissues and cells for human applications that do not fall within the definition of an advanced therapy medicinal product or a medical device are not generally subject to premarket review and approval by regulatory authorities. However, the establishments that process and use such human tissues and cells must be licensed and are subject to various quality system and adverse event reporting requirements. We believe that the AUGMENT procedure should be subject to this general regimen for human cells and tissues, but regulatory authorities in the EU could disagree with our conclusion and determine that the procedure involves sufficient manipulation of the cells to bring the product within the scope of the rules governing advanced therapy medicinal products. The relevant criteria for determining which products qualify as advanced therapy medicinal products could also change. If the European Commission or other regulatory authority determines that AUGMENT is an advanced therapy medicinal product and, therefore, requires premarket review, we may be required to halt any on-going studies or other uses in humans and conduct a more time consuming and expensive clinical trial program for this product candidate and may be unable to file for or obtain the necessary approvals to commercialize AUGMENT.

While we believe EU marketing authorization is not required, medical treatments and processes, such as IVF, are regulated at the national level in the EU. Such national regulations may restrict the extent to which the eggs used in IVF treatments may be manipulated. For example, in the United Kingdom the Human Fertilisation and Embryology Act of 1990, as amended, prohibits IVF treatment involving the use of eggs in which the nuclear or mitochondrial DNA have been altered. While we do not interpret this legislation to prohibit use of AUGMENT in the United Kingdom, there is a risk that the Human Fertilisation and Embryology Authority could adopt a different interpretation and prevent IVF clinics from using AUGMENT. In addition, certain other countries outside the EU and United States may have regulations that require us to obtain permission prior to commercializing AUGMENT.

Even if we obtain marketing approval in international jurisdictions, economic, political and other risks associated with foreign operations could adversely affect our international sales.

If we succeed with our international commercialization strategy, then our business will be subject to risks associated with doing business internationally. For example, our future results of operations could be harmed by a variety of factors, including:

•                                          changes in foreign currency exchange rates;

•                                          changes in a country’s or region’s political or economic conditions, particularly in developing or emerging markets;

•                                          trade protection measures and import or export licensing requirements;

•                                          differing business practices associated with foreign operations;

•                                          difficulty in staffing and managing widespread operations, including compliance with labor laws and changes in those laws;

•                                          differing protection of intellectual property and changes in that protection; and

•                                          differing regulatory requirements and changes in those requirements.

We do not currently have an international infrastructure and have no experience in conducting foreign operations. Establishing commercial activities and complying with laws in foreign jurisdictions may be costly and could disrupt our operations.

Even if we successfully launch AUGMENT, it will be subject to ongoing regulation. We could be subject to significant penalties if we fail to comply with these requirements, and we may be unable to commercialize our products.

Even if the FDA allows AUGMENT or any other product candidate of ours to be marketed as a 361 HCT/P and, therefore, without an NDA or BLA, we will still be subject to numerous post-market requirements, including those related to registration and listing, record keeping, labeling, current good tissue practices, or cGTPs, donor eligibility and other activities. HCT/Ps that do not meet the definition of a 361 HCT/P and, therefore, are approved via an NDA or BLA, are also subject to these ongoing obligations. If we fail to comply with these requirements, we could be subject to warning letters, product seizures, injunctions or civil and criminal penalties. We are currently relying on a third party cGTP-compliant facility to conduct the various steps involved in the AUGMENT process, including the purification of the woman’s mitochondria from the tissue biopsy. In the future, we may establish our own processing facility, which would need to be cGTP compliant. Any failure by us or the third party facility on which we rely to maintain cGTP compliance could require remedial action, such as product recalls and delays in distribution and sales of AUGMENT and any other products that we develop, as well as enforcement actions.

Moreover, even if the FDA allows AUGMENT or any other product candidate to be marketed without premarket approval, the FDA could still seek to withdraw the product from the market for a variety of reasons, including if the agency develops concerns regarding the safety or efficacy of the product or the product’s manufacturing process.

OvaTure and any other product candidates for which we obtain marketing approval are subject to continuing regulation after approval. We may be subject to significant penalties if we fail to comply with these requirements.

Any product candidate for which we obtain marketing approval or clearance will be subject to continuing regulation by the FDA and other regulatory authorities. For example, such products will be subject to requirements relating to submission of safety and other post-marketing information and reports, registration and listing, manufacturing, packaging, quality control, storage, distribution, quality assurance and corresponding maintenance of records and documents, labeling, advertising and promotional activities, distribution of samples to physicians and recordkeeping. Even if marketing approval or clearance of a product candidate is granted, the approval or clearance may be subject to limitations on the uses for which the product may be marketed, be subject to restrictions on distribution or use through a risk evaluation and mitigation strategy, or contain requirements for costly post-marketing testing to further evaluate the safety or efficacy of the product. The FDA closely regulates the post-approval marketing and promotion of drugs, biologics and medical devices to ensure such products are marketed only for the approved indications or cleared uses and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we market our products other than for their approved indications, we may be subject to enforcement action for off-label marketing.

In addition, later discovery of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

•                                          restrictions on the labeling or marketing of a product;

•                                          restrictions on product distribution or use;

•                                          requirements to conduct post-marketing clinical trials;

•                                          warning or untitled letters from the FDA;

•                                          withdrawal of the products from the market;

•                                          refusal to approve pending applications or supplements to approved applications;

•                                          recall of products;

•                                          fines, restitution or disgorgement of profits or revenue;

•                                          suspension or withdrawal of marketing approvals;

•                                          refusal to permit the import or export of our products;

•                                          product seizure;

•                                          injunctions; or

•                                          the imposition of civil or criminal penalties.

It is unlikely that third party payors will cover or reimburse for AUGMENT or other, future products and services, and many patients may be unable to afford them.

Many third party payors, both in the United States and the EU, including national health services or government funded insurance programs as well as private payors, place significant restrictions on coverage and reimbursement for IVF and other ART procedures. Those restrictions may include limits on the types of procedures covered, limits on the number of procedures covered and overall annual or lifetime dollar limits on reimbursement for IVF and other ART procedures. As a result, we believe very few third party payors, either in the United States or the EU, will reimburse for AUGMENT or likely our other future products and services. Thus, it is likely that IVF clinics and physicians will be able to use AUGMENT and our other products and services in the treatment of a patient only if the patient can afford and is willing to pay out-of-pocket. The cost of AUGMENT and our other future products and services may be beyond the means of many patients. This may limit the size of the market for AUGMENT or our future products and services and, thereby, limit our future revenues.

Even in those limited situations in which government or private payors may cover AUGMENT or other, future products and services, cost containment pressures may later cause these third party payors to adopt strategies designed to limit the amount of reimbursement paid to IVF clinics and physicians, including but not limited to the following:

•                               reducing reimbursement rates;

•                               challenging the prices charged for medical products or services;

•                               further limiting products and services covered;

•                               challenging whether products or services are medically necessary;

•                               taking measures to limit utilization of products and services;

•                               negotiating prospective or discounted contract pricing;

•                               adopting capitation strategies; and

•                               seeking competitive bids.

Additionally, in those limited situations where ART procedures such as IVF are available to disabled patients of childbearing age enrolled in federal healthcare programs, such as Medicare, the covered services and products may be subject to changes in coverage and reimbursement rules and procedures, including retroactive rate adjustments. These contingencies could even further decrease the range of products and services covered by such programs or the reimbursement rates paid directly or indirectly for such products and services. Such changes could further limit our ability to sell our products, which may have a material adverse effect on our revenues.

In March 2010, Congress enacted sweeping healthcare reform legislation known as the Affordable Care Act. The Affordable Care Act will substantially change the way that healthcare is financed by both governmental and private insurers and significantly affect the delivery and financing of healthcare in the United States. The Affordable Care Act contains provisions that, among other things, govern enrollment in federal healthcare programs, effect reimbursement changes, encourage use of comparative effectiveness research in healthcare decision making and enhance fraud and abuse requirements and enforcement. The Affordable Care Act imposes a significant annual fee on companies that manufacture or import branded prescription drug products, which could include products such as OvaTure, if the FDA regulates it as a biologic. The fee, which is not deductible for federal income tax purposes, is based on the manufacturer’s market share of sales of branded drugs and biologics, excluding orphan drugs, to, or pursuant to coverage under, specified U.S. government programs. In addition, the new law subjects most medical devices to a 2.3% excise tax, beginning on January 1, 2013. The implementation of the Affordable Care Act may have a material adverse effect on our results of operations and financial condition.

The reimbursement process for products and procedures outside the United States generally is subject to all of the risks associated with reimbursement in the United States, including the risk that it is unlikely that third party payors will cover or reimburse AUGMENT or other, future products and services. Many national health services and third party payors in the EU already place coverage and reimbursement limits on ART procedures, including IVF, and may impose even greater limits in the future. In many EU member states medicinal products and medical devices are subject to formal pricing and reimbursement approvals before they can be reimbursed by national health services or government-funded insurance schemes. Reimbursement may be conditional on the agreement by the seller not to sell the product above a fixed price in that country, or the national authority may unilaterally establish a reimbursement price in connection with the inclusion of the product on a list of reimbursable products.

The likelihood that many third party payors will refuse to cover and reimburse for AUGMENT and our future products and services and that many patients will be unable to afford to pay for them out of pocket may reduce the demand for, or the price of, AUGMENT and other future products and services, which would have a material adverse effect on our revenues. Additional legislation or regulation relating to the healthcare industry or third party coverage and reimbursement may be enacted in the future, and could adversely affect the revenues generated from the sale of our products.

Several states have enacted legislation that may hamper the ability of IVF clinics and physicians to pass through the cost of our products to patients or third party payors.

Several states, including California and New York, require direct billing of laboratory or pathology services, prohibit physicians from marking up the cost of laboratory or pathology services when they pass these costs on to patients or other payors or require that physicians disclose to patients what they actually paid to obtain laboratory or pathology services. Additionally, the federal government has enacted regulations limiting the Medicare reimbursement available to physicians who contract out the technical component of certain laboratory and pathology procedures.

To the extent that AUGMENT or possibly other, future products or services are treated as laboratory or pathology services for purposes of reimbursement, these laws may make it difficult for us to market those products and services to IVF clinics and physicians in some states and may also require us to restructure our business model before we can expand into certain markets. To the extent that our IVF clinic and physician customer base anticipates seeking Medicare reimbursement, these laws may require a comprehensive restructuring of our business model, and therefore adversely impact our ability to market our products. Any additional legislation or regulation in this area could also adversely affect our ability to market our products.

Even though we anticipate very limited third party coverage and reimbursement for AUGMENT and our future products and services, our future arrangements with third party payors and IVF clinics and physicians may be subject to federal and state fraud and abuse laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Even though we anticipate very limited third party coverage and reimbursement, including from federal healthcare programs, for AUGMENT and possibly other, future products and services, our future arrangements with third party payors and IVF clinics and physicians may expose us to broadly applicable fraud and abuse laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute AUGMENT and possibly other, future products and services for which we obtain marketing approval. Restrictions under federal and state fraud and abuse laws and regulations that may be applicable to our business include the following:

•                   the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

•                   the federal Stark law prohibits physicians from referring patients to hospitals, laboratories, and other types of entities in which they or their immediate family members have a financial interest, if the referral is for a select list of Medicare or Medicaid-covered services, including most clinical laboratory services, and also prohibits entities that furnish the covered services subsequent to a prohibited referral from billing Medicare or Medicaid for the services provided and from receiving payment from a federal healthcare program for those services;

•                   the federal False Claims Act imposes civil penalties, often through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•                   HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for failure to safeguard the privacy, security and transmission of individually identifiable health information and for executing a scheme to defraud any federal healthcare program;

•                   the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in any matter within the jurisdiction of the executive, legislative, or judicial branch of the U.S. government, including in connection with the delivery of or payment for federally reimbursed healthcare benefits, items or services;

•                   the federal transparency requirements under the “sunshine” provisions of the Affordable Care Act require manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

•                   analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures; and

•                   analogous foreign laws and regulations, such as anti-bribery laws and laws governing the promotion of medicinal products or medical devices, may apply to sales or marketing arrangements and interactions with physicians in countries outside the United States.

Efforts to ensure that our business arrangements with third parties will comply with applicable fraud and abuse laws and regulations will involve substantial costs. It is possible that governmental authorities may conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the IVF clinics or physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Even the assertion of a violation under any of these provisions could have a material adverse effect on our financial condition and results of operations. Any such assertion would likely trigger an investigation of our business or executives that could cause us to incur substantial costs and result in significant liabilities or penalties, as well as damage to our reputation.

We may have obligations under our contracts with IVF clinics and physicians or other healthcare providers to protect the privacy of patient health information.

In the course of performing our business, we will obtain, from time to time, confidential patient health information. For example, we may learn patient names and be exposed to confidential patient health information when we provide training on AUGMENT and possibly other, future products and services to the staff at IVF clinics and physicians’ offices. United States federal and state laws protect the confidentiality of certain patient health information, in particular individually identifiable information, and restrict the use and disclosure of that information. At the federal level, the Department of Health and Human Services promulgated health information and privacy and security rules under HIPAA. At this time, we are not a HIPAA covered entity. However, our current and future business associate or other confidentiality agreements with covered entities contain commitments to protect the privacy and security of patients’ health information and, in some instances, may require us to indemnify the covered entity for any claim, liability, damage, cost or expense arising out of or in connection with a breach of the agreement by us. If we were to violate one of these agreements, we could lose customers and be exposed to liability or our reputation and business could be harmed. In addition, the Health Information Technology for Economic and Clinical Health (HITECH) Act, enacted in February 2009, expands the HIPAA privacy and security rules, including imposing many of the requirements of those rules directly on business associates and making business associates directly subject to HIPAA civil and criminal enforcement provisions and associated penalties. We may be required to make costly system modifications to comply with the HIPAA privacy and security requirements. Our failure to comply may result in criminal and civil liability.

Other federal and state laws apply to the use and disclosure of health information, as well as certain financial information, which could affect the manner in which we conduct our business. Such laws are not necessarily preempted by HIPAA, in particular those laws that afford greater protection to the individual than does HIPAA or cover different subject matter. Such state laws typically have their own penalty provisions, which could be applied in the event of an unlawful action affecting health information.

In the member states of the EU and many other countries, we will be subject to similar or more stringent data privacy laws, such as those implementing the European Data Protection Directive 94/46/EC, that require us to protect all individually identifiable information and restrict the use, disclosure and onward transfer of that information. Such national laws typically have their own civil or criminal enforcement provisions and associated penalties. We may incur costs in complying with the applicable privacy and security requirements, which may include registration with the national data protection authorities.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Risks Related to the Manufacturing of Our Product Candidates

We have entered into an agreement with a third party for the manufacture of AUGMENT and expect to rely on third parties for the manufacture of our other product candidates for preclinical testing, clinical trials and commercialization.

This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts because we have limited control of third parties’ activities, including manufacturing capacity and costs and regulatory compliance.

We do not have any processing or manufacturing facilities or personnel. In February 2012, we entered into a master services agreement with a third party, Agenus, to provide services for the manufacture of AUGMENT. This agreement requires only that Agenus provide AUGMENT manufacturing services pursuant to mutually agreed purchase orders. As a result, the agreement can effectively be terminated by Agenus following completion of any agreed upon purchase order and, therefore, may not provide us with a continuous or long-term source for AUGMENT. While we believe that Agenus has the capability to undertake the manufacture of AUGMENT in accordance with all applicable rules and regulations, there can be no assurance that it will be able to do so successfully. We do not have internal or external capabilities to manufacture AUGMENT or OvaTure or any other product candidate.

Reliance on third party manufacturers and laboratories, such as Agenus, entails additional risks, including:

•                  reliance on the third party for regulatory compliance and quality assurance;

•                  the possible breach of the manufacturing or service agreement by the third party; and

•                  the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

We expect to rely on third party manufacturers or third party collaborators for the manufacture of our other product candidates for preclinical testing, clinical trials and for commercial supply. We may be unable to establish any agreements with third party manufacturers or to do so on acceptable terms.

Third party manufacturers and laboratories may not be able to comply with cGTP or current good manufacturing practice, or cGMP, regulations or similar regulatory requirements outside the United States. Any performance failure on the part of our existing or future manufacturers and service providers, including Agenus, could delay clinical development or marketing approval or adversely affect or impede commercial sales. Our failure, or the failure of our third party manufacturers and service providers, to comply with applicable regulations could also result in sanctions being imposed on us, including fines, injunctions, civil penalties, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products and harm our business and results of operations.

We may compete with other companies for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGTP and cGMP regulations and that might be capable of manufacturing for us. It is possible that some of these manufacturers have agreements with our competitors that limit or restrict their ability to contract with us, further narrowing the number of manufacturers that are available to us.

We do not currently have arrangements in place for redundant supply or a second manufacturing source for AUGMENT. If Agenus, our current contract manufacturer, cannot perform as agreed, we may be required to replace Agenus. Although we believe that there are other potential alternative manufacturers who could manufacture our product candidates, we may incur added costs and delays in identifying and qualifying any such replacement.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize AUGMENT or any future product candidates that we seek to market on a timely and competitive basis.

We do not currently have a manufacturer for AUGMENT outside of the United States. If Agenus is unable to supply AUGMENT for countries outside the United States, we will need to contract with third party manufacturers that comply with cGTP regulations to supply AUGMENT in EU countries and other jurisdictions in which we decide to commercialize AUGMENT, if any. Although we believe there are other manufacturers who could manufacture our product candidates outside the United States, we may incur added costs and delays in identifying and qualifying a non-United States manufacturer.

Providing AUGMENT to patients in jurisdictions outside the United States requires coordination internally among our employees and externally with physicians, IVF clinics, regulatory authorities and third party suppliers and carriers. For example, a patient’s physician or clinical site will need to coordinate with us to ship a patient’s ovarian tissue biopsy to the cGTP-compliant facility responsible for the next steps in the AUGMENT process, and we will need to coordinate with them to ship isolated cellular components from the patient’s processed tissue back to them. Such coordination involves a number of risks that may lead to failures or delays in processing our AUGMENT product. If we are unable to coordinate appropriately, we may encounter delays, incur additional costs or adversely affect our ability to commercialize AUGMENT.

We intend to improve the efficiency and reduce the cost of our current AUGMENT process prior to commercialization. If we fail to do so, we may not continue commercial activities or generate significant revenues, and the profitability of our planned operations could be adversely affected.

We are at an early stage in developing the process for AUGMENT. As a result, while we are not able to project the likely AUGMENT costs, we believe that we will need to significantly reduce AUGMENT costs in order to achieve commercial success. We are actively working on initiatives to achieve these cost savings. However, there can be no assurance that these initiatives will be successful. If we are not successful in reducing AUGMENT costs, we may not be able to continue commercial activities on schedule, if at all, AUGMENT revenues may be lower than we expect and the profitability of AUGMENT sales could be adversely affected, possibly materially.

In the future, we may build and equip a cGTP-compliant facility for the processing of AUGMENT in the United States. Constructing and equipping such a facility in compliance with regulatory requirements will be time consuming and expensive.

In the future, we may lease, build and equip a cGTP-compliant facility for the processing of AUGMENT in the United States. We believe that such a facility may be important to our ability to meet demand for AUGMENT and to process AUGMENT on a cost-effective basis. The leasing, build-out and equipping of this facility will require substantial capital expenditures. In addition, it will be costly and time consuming to recruit necessary additional personnel for the operation of the facility. We do not currently have funding available for any of these purposes. If we are unable to successfully construct and equip a commercial manufacturing facility in compliance with regulatory requirements, or hire additional necessary personnel appropriately, our revenues from AUGMENT, and the profitability of such revenues, may be adversely affected.

Lack of coordination internally among our employees and externally with physicians, IVF clinics and third party suppliers and carriers could result in processing and manufacturing difficulties, regulatory enforcement actions, disruptions or delays and cause us to have insufficient product to meet our expected AUGMENT Study requirements or potential commercial requirements.

Providing AUGMENT to patients requires coordination internally among our employees and externally with physicians, IVF clinics and third party suppliers and carriers. For example, a patient’s physician or clinical site will need to coordinate with us to ship a patient’s ovarian tissue biopsy to the cGTP-compliant facility responsible for the next steps in the AUGMENT process, and we will need to coordinate with them to ship the patient’s egg precursor cells, or the patient’s mitochondria from the egg precursor cells, to them. Such coordination involves a number of risks that may lead to failures or delays in processing our AUGMENT product, including:

•                   difficulties in the timely shipping of patient-specific materials to us or in the shipping of our product candidates to the treating physicians due to errors by third party carriers, transportation restrictions or delays or other reasons;

•                   destruction of, or damage to, patient-specific materials or our product candidates during the shipping process due to improper handling by third party carriers, hospitals, physicians or us;

•                   destruction of, or damage to, patient-specific materials during any of the tissue or cell processing steps required for egg precursor cell isolation and selection of the patient specific mitochondria;

•                   destruction of, or damage to, patient-specific materials or our product candidates during storage at our facilities;

•                   failure to maintain precise patient records to ensure the chain of custody, meaning the patient ovarian tissue biopsy creates the mitochondria sample that is delivered back to the IVF clinic and used in the same patient;

•                   destruction of, or damage to, patient-specific materials or our product candidates stored at clinical and future commercial sites due to improper handling or holding by clinicians, hospitals or physicians; and

•                   failure to ensure adequate quality control and assurances in the AUGMENT process as we increase production quantities.

If we are unable to coordinate appropriately, we may encounter delays or additional costs in achieving our clinical and commercialization objectives. We, or third parties, could face regulatory action as a result of the failure to comply with cGTPs or other applicable rules, such as those imposed under the CLIA. Some or all of these risks may also be applicable to OvaTure and any other future product candidates.

Risks Related to Our Dependence on Third Parties

We rely on a third party to conduct our AUGMENT Study and intend to rely on third parties to conduct our clinical trials for other product candidates. Such third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

We are relying on a third party clinical research organization to conduct our AUGMENT Study and intend to rely on third parties, such as clinical research organizations, clinical data management organizations, medical institutions and clinical investigators, to conduct clinical trials for our other product candidates. Our reliance on these third parties for clinical development activities will reduce our control over these activities.

We will remain responsible for ensuring that our AUGMENT Study and each of our future clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA will require us to comply with cGTPs with respect to any clinical trials conducted in connection with a submission to the FDA, including an IND, and will require that we record and report clinical trial results to assure that data and reported results are credible and accurate and that the rights and safety are protected. We will also be required to register ongoing FDA-regulated clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, regulatory approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors, and could devote more of their resources to such other entities at the expense of expending sufficient resources on our clinical development activities.

We expect to depend on collaborations with third parties for the development and commercialization of our product candidates. If those collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

We currently intend to commercialize AUGMENT ourselves in the United States and certain EU member states and to collaborate with third parties to commercialize AUGMENT and any future product candidates in other international markets. In addition, we may seek partners for further development and commercialization of our other product candidates. These collaborations could take the form of license, distribution, sales representative, joint venture, sponsored research or other arrangements with pharmaceutical and biotechnology companies, other commercial entities and academic and other institutions.

If we do enter into any such arrangements with third parties, we will likely have limited control over the amount and timing of resources that such collaborators dedicate to the development or commercialization of our product candidates. Collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner, or at all. Our ability to generate revenues from these arrangements will depend on, among other things, our collaborators’ successful performance of the functions assigned to them in these arrangements.

Collaborations involving our product candidates would pose the following risks to us:

•                   collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations and could devote fewer resources to our product candidates than we expect them to;

•                   a collaborator with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of our product or products;

•                   collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborator’s strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

•                   collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate or repeat or conduct new clinical trials;

•                   collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates;

•                   collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information;

•                   disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources; and

•                   collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

If we are not able to establish collaborations, we may have to alter our development and commercialization plans.

Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. We may collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of some of our product candidates. For example, we currently intend to seek to collaborate with third parties to commercialize AUGMENT and other product candidates we successfully develop in certain EU member states and other parts of the world.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of our clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States of our product candidate, the potential market for such product candidate, the costs and complexities of manufacturing and delivering the product candidate to patients, the potential and relative cost of competing products, uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications or conditions that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. We may also be restricted under existing license agreements from entering into agreements on certain terms with potential collaborators. In addition, there have been a significant number of recent business combinations among pharmaceutical and biotechnology companies that have resulted in a reduced number of potential future collaborators. Collaborations are complex and time consuming to negotiate and document. We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all.

If we are not able to obtain a collaborator for a particular program, we may have to curtail the development of such program or of one or more of our other development programs, delay the potential commercialization of such program or reduce the scope of any sales or marketing activities for the program or increase our expenditures and undertake development or commercialization activities for the program at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring these product candidates to market and generate product revenue.

Risks Related to Our Intellectual Property

If we fail to comply with our obligations under our intellectual property licenses, we could lose license rights that are important to our business.

We have an exclusive license from MGH with respect to the intellectual property that forms the basis of our business. Our existing MGH license agreement imposes, and we expect that future license agreements will impose, various obligations on us, including diligence, milestone payments, royalty payments, insurance and other obligations. For example, under our license agreement with MGH, we are required to use commercially reasonable efforts to develop and make available to the public licensed products and to satisfy specified diligence milestones within specified timeframes. If we fail to comply with our obligations under this or other of our license agreements, our licensors may have the right to terminate our licenses, in which event we might not be able to market products that are covered by these agreements, or to convert our licenses to non-exclusive licenses, which could materially adversely affect the value of the products we developed under the license agreements. Termination of these license agreements or reduction or elimination of our licensed rights may result in our having to negotiate new or reinstated licenses with less favorable terms, or to cease commercialization of licensed technology and products. This could materially adversely affect our business, particularly in the case of our license from MGH.

If we are unable to obtain and maintain patent protection for our technology and products, or if our licensors are unable to obtain and maintain patent protection for the technology or products that we license from them, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be adversely affected.

Our success depends in large part on our and our licensors’ ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and products. We and our licensors have sought to protect our proprietary position by filing patent applications related to our novel technologies and products that are important to our business. The process of obtaining patent protection is uncertain, and we and our licensors may not succeed in obtaining the patent protection for our novel technologies and products that we seek. If we and our licensors are unable to obtain and maintain patent protection of sufficient scope for our technology and products, our competitors could develop and commercialize technology and products similar or identical to ours, and in that case our ability to successfully commercialize our technology and products may be adversely affected. This risk is greater outside the United States where some aspects of our in-licensed intellectual property are not protected by patents or patent applications.

Moreover, under our license agreement with MGH, we do not have the right to control the preparation, filing and prosecution of the licensed patent applications, to defend the validity and enforceability of the licensed patents against challenges by third parties, or to maintain the licensed patents, covering our technology or products. This could also be the case under any other license agreements we enter into in the future. Therefore, we rely on MGH, and may rely on other licensors in the future, to file, defend and maintain patents that are important to our business. The failure of MGH or other licensors to successfully prosecute, defend and maintain these patents and patent applications in a manner consistent with the best interests of our business could adversely affect our ability to successfully commercialize our technology and products.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our licensors’ patent rights are highly uncertain. Our and our licensors’ pending and future patent applications may not result in patents being issued which protect our technology or products or that effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore we cannot be certain that we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions.

Assuming the other requirements for patentability are met, currently in the United States, the first to invent the claimed invention is entitled to the patent, while outside the United States, the first to file a patent application is generally entitled to the patent. Under the America Invents Act enacted in September 2011, the United States moved to a first inventor to file system in March 2013. We may become involved in patent litigation or reexamination, post-grant review, opposition, derivation or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such litigation or proceeding could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third party patent rights.

If the scope of the patent protection we or our licensors obtain is not sufficiently broad, we may not be able to prevent others from developing and commercialize technology and products similar or identical to ours.

Our owned and licensed patents and any owned or licensed patent applications that issue as patents may not provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to use and commercialize, or to stop or prevent others from using or commercializing, similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. For example, certain of the U.S. patents we exclusively license from MGH will expire in May 2025. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may initiate lawsuits to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability and the ability of our current and future collaborators to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including interference proceedings before the U.S. Patent and Trademark Office. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

We may be subject to claims that our employees have wrongfully appropriated, used or disclosed intellectual property of their former employers.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies. Although we try to ensure that our employees do not appropriate or use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have appropriated, used or disclosed intellectual property, including information forming the basis of patents and patent applications, trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel and our reputation may be harmed.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, such developments could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses, reduce the resources available for development activities and adversely affect our ability to raise additional funds. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. The protection available for trade secrets is particularly important with respect to our process for manufacturing AUGMENT and our other potential product candidates, which will involve significant unpatented know-how. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to such trade secrets, such as our employees, corporate collaborators, outside scientific collaborators, sponsored researchers, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Risks Related to Employee Matters and Managing Growth

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on Dr. Dipp, our chief executive officer, Ms. Lawton, our chief operating officer, Mr. Bleck, our chief commercial officer, and Dr. Chappel, our chief scientific officer, as well as the other principal members of our management and scientific teams and our scientific co-founders, Drs. Tilly and Sinclair. Although we have entered into employment agreements with Dr. Dipp, Ms. Lawton, Mr. Bleck and Dr. Chappel providing for certain benefits, including severance in the event of a termination without cause, these agreements do not prevent them from terminating their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

In addition to her role as chief executive officer of our company, Dr. Dipp also serves as a general partner of Longwood Fund, LP, a venture capital investment fund and one of our principal stockholders. It is possible that Dr. Dipp may transition to an executive chairman role at our company at some point in the future, once we have meaningfully advanced our development efforts, grown our company overall and identified and hired a suitable successor. In such event, we will need to recruit and hire a new principal executive officer. Our inability to hire a suitable executive to assume this position in a timely fashion could delay the execution of our business plans or disrupt our operations.

Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors, including our scientific co-founders, may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We expect to expand our development, regulatory and future sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of research and development, regulatory affairs and sales and marketing. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel.

The physical expansion of our operations may also lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

Risks Associated with Our Capital Stock

Because we are quoted on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system, our investors may experience significant volatility in the market price of our stock and have difficulty selling their shares.

The OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system are regulated quotation services that display real-time quotes, last sale prices and volume limitations in over-the-counter securities. Trading in shares quoted on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. As a result, there may be volatility in the market price of our common stock for reasons unrelated to operating performance.  Moreover, the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system are not stock exchanges, and trading of securities on them is often more sporadic than the trading of securities listed on the NASDAQ Stock Market or another securities exchange. Accordingly, stockholders may have difficulty reselling any of their shares.

We may not be successful in our plans to have our common stock listed on a national securities exchange.

We plan to seek to list our common stock on the NASDAQ Stock Market or another national securities exchange. However, we may not be successful in doing so and cannot assure you that our common stock will be listed on a national securities exchange. Even though our common stock is quoted for sale on an over-the-counter quotation system, an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock than would be the case if and when our common stock is listed on the NASDAQ Stock Market or another national securities exchange. We do not currently meet the initial listing standards of any national securities exchange. We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial listing standards, that we will be able to maintain any such listing.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because we are not listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

Our common stock may become subject to the penny stock rules of the SEC, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share for some period of time and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•                               make a special written suitability determination for the purchaser;

•                               receive the purchaser’s prior written agreement to the transaction;

•                               provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•                              obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Even if an active trading market develops for our common stock, our stock price may experience substantial volatility as a result of a number of factors, including:

•                                          sales or potential sales of substantial amounts of our common stock;

•                                          the delay or failure to initiate or complete the AUGMENT Study in humans or adverse results from such study;

•                                          results of preclinical testing or clinical trials of our product candidates or those of our competitors;

•                                          the cost of our development programs;

•                                          the success of competitive products or technologies;

•                                          announcements about us or about our competitors, including clinical trial results, regulatory approvals, new product introductions and commercial results;

•                                          the recruitment or departure of key personnel;

•                                         developments concerning our licensors or manufacturers;

•                                          the results of our efforts to discover, acquire or in-license additional product candidates or products;

•                                          litigation and other developments relating to our issued patents or patent applications or other proprietary rights or those of our competitors;

•                                          disagreement by the FDA or other regulatory agencies regarding the regulatory pathway applicable to AUGMENT;

•                                          regulatory or legal developments in the United States or other countries, particularly with respect to IVF procedures;

•                                          conditions in the pharmaceutical or biotechnology industries;

•                                          changes in the structure of healthcare payment systems;

•                                          actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•                                          variations in our financial results or those of companies that are perceived to be similar to us; and

•                                          general economic, industry and market conditions.

Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnological companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

We expect a substantial number of shares will become available for resale in the near future, which may adversely impact any trading market that may develop for our common stock.

As of April 1, 2013, we had outstanding 18,191,159 shares of common stock. Of these, 7,606,483 shares may be immediately sold pursuant to the registration statement on Form S-1 we filed on August 29, 2012 (some of which may also be sold pursuant to Rule 144), 3,888,880 may be immediately sold pursuant to this registration statement and 36,334 shares may be sold exclusively pursuant to Rule 144.

Of our remaining outstanding shares, 6,620,960 shares are restricted as a result of lock-up agreements. These shares will become free from restriction and eligible for sale as follows:

•                  25,300 shares pursuant to the registration statement on Form S-1 we filed on August 29, 2012 or pursuant to Rule 144, subject to applicable volume limitations, on the earlier of:

(1)         the date on which our common stock commences trading on a national securities exchange; and

(2)         August 13, 2013;

•                  3,064,753 shares pursuant to Rule 144, subject to applicable volume limitations, on the earlier of:

(1)         180 days following the date on which our common stock commences trading on a national securities exchange; and

(2)         March 29, 2014;

•                  3,530,907 shares pursuant to Rule 144, subject to applicable volume limitations and rights of repurchase (which expire over time), on the earlier of:

(1)         270 days following the date on which our common stock commences trading on a national securities exchange; and

(2)         March 29, 2015.

We have also filed a Form S-8 registration statement under the Securities Act to register all shares of common stock that we may issue under our equity compensation plans. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and lock-up agreements.

The availability of a substantial number of shares for resale under registration statements or pursuant to Rule 144 promulgated under the Securities Act may adversely impact any trading market that may develop for our common stock or reduce the price at which such shares may be sold.

Certain of our stockholders have rights that could limit our ability to undertake corporate transactions and inhibit changes of control.

We are party to an amended and restated voting agreement with certain of our stockholders, holding in the aggregate approximately 55% of our outstanding common stock as of April 1, 2013, which we refer to as our voting agreement. The parties to our voting agreement include certain of our founders, directors, executive officers and 5% stockholders and their affiliates. Pursuant to the voting agreement, the parties have agreed, until such time as our common stock is traded on a national securities exchange, to vote their shares in such a way as to ensure that a nominee of each of our three lead investors will serve on the board for so long as the entity remains a significant investor. Our three lead investors are the entities affiliated with Bessemer Venture Partners, General Catalyst and Longwood Fund, LP. The board member designated by General Catalyst resigned on February 21, 2013, and as of April 12, 2013, General Catalyst had not designated a replacement.

Until our common stock is listed on a national securities exchange, without the approval of our board, including at least two directors designated by our lead investors, we cannot:

•                               make loans or guarantees;

•                               make certain investments;

•                               enter into related party transactions;

•                               hire, fire or change the compensation of executive officers; or

•                               sell or encumber our material intellectual property.

As a result of the rights our lead investors have, we may not be able to undertake certain corporate transactions, including equity or debt offerings necessary to raise sufficient capital to run our business, change of control transactions or other transactions that may otherwise be beneficial to our businesses. If a trading market for our common stock were to be established, the market price of our common stock could be adversely affected by the rights of our lead investors. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.

We have never paid and do not intend to pay cash dividends.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our common stockholders’ sole source of gain for the foreseeable future.

Our executive officers, directors and principal stockholders have the ability to control all matters submitted to stockholders for approval.

Our executive officers, directors and stockholders who own more than 5% of our outstanding common stock beneficially own shares, in the aggregate, representing approximately 68% of our outstanding capital stock as of April 1, 2013. As a result, if these stockholders were to choose to act together, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act collectively, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our certificate of incorporation and by-laws and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and by-laws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

•                               establish a classified board of directors such that not all members of the board are elected at one time;

•                               allow the authorized number of our directors to be changed only by resolution of our board of directors;

•                               limit the manner in which stockholders can remove directors from the board;

•                              establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and for nominations to our board of directors;

•                               limit who may call stockholder meetings;

•                               authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

•                              require the approval of the holders of at least 75% of the votes that all our stockholders would be entitled to cast to amend or repeal certain provisions of our charter or by-laws.

In addition, our certificate of incorporation and by-laws that will become effective at the time our common stock commences trading on a national securities exchange require that stockholder actions must be effected at a duly called stockholders meeting and prohibit actions by our stockholders by written consent.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired 15% or more of our outstanding voting stock, unless the merger or combination is approved in a manner prescribed by the statute.

We are an “emerging growth company,” and may elect to comply with reduced public company reporting requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act enacted in April 2012. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1 billion or we issue more than $1 billion of non-convertible debt in any three year period, we would cease to be an emerging growth company prior to the end of such five year period. We have taken advantage of certain of the reduced disclosure obligations regarding executive compensation in the filings we have made with the SEC and may elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have irrevocably elected not to avail ourselves of this extended transition period for complying with new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will incur increased costs as a result of operating as a public company, particularly once we cease to be an emerging growth company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and NASDAQ, on which we plan to seek to list our common stock for trading, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial costs to maintain the same or similar coverage.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including, once we cease to be an emerging growth company, an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed time period we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor, when required, our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act, regarding our strategy, future, operations, future financial position, future revenues, projected costs, prospectus, plans and objections of management. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. You also can identify them by the fact that they do not relate strictly to historical or current facts. There are a number of important risks and uncertainties that could cause our actual results to differ materially from those indicated by forward-looking statements. For a description of these risks and uncertainties, please refer to the section entitled “Risk Factors,” any other risk factors set forth in any information incorporated by reference in this prospectus, as well as any other risk factors and cautionary statements we include or incorporate by reference into this prospectus in the future. While we may elect to update forward-looking statements wherever they appear in this prospectus or in the documents incorporated by reference in this prospectus, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers, key employees and directors as of April 1, 2013.

Name	Age	Position
Michelle Dipp, M.D., Ph.D.	36	President, Chief Executive Officer, Director
Christopher A. Bleck	55	Vice President and Chief Commercial Officer
Scott Chappel, Ph.D.	62	Vice President and Chief Scientific Officer
Alison F. Lawton	51	Chief Operating Officer
Richard Aldrich(3)	58	Director
Jeffrey D. Capello(1)	48	Director
Stephen Kraus(2)(3)	36	Director
Thomas Malley(1)(2)	44	Director
Harald F. Stock, Ph.D.(1)(2)	44	Director
Jonathan Tilly, Ph.D.	50	Director, Scientific Advisory Board Member
Christoph Westphal, M.D., Ph.D.	45	Director

(1)                                 Member of the audit committee

(2)                                 Member of the compensation committee

(3)                                 Member of the nominating and corporate governance committee

Executive Officers

Michelle Dipp, M.D., Ph.D. co-founded our company in April 2011.  She has served as a member of our board of directors since July 2011, our chief executive officer since June 2011 and our president since September 2011. Dr. Dipp has served as a partner of Longwood Fund, LP, a venture capital investment fund, since 2010. Through Longwood, she co-founded Verastem, Inc., a biopharmaceutical company, in 2010. From 2008 to 2009, Dr. Dipp served as vice president and then, from 2009 to 2011, senior vice president and head of the Centre of Excellence For External Drug Discovery (CEEDD), a business development unit at GlaxoSmithKline, a pharmaceutical and healthcare company. Prior to that, she was a founding employee of Sirtris Pharmaceuticals, Inc., a pharmaceutical company, where she served as vice president of corporate development from 2005 to 2008. Dr. Dipp serves on the Beth Israel Deaconess Medical Center Board of Trustees. Dr. Dipp holds an M.D. from Oxford University Medical School and a Ph.D. in physiology from the University of Oxford. We believe that Dr. Dipp is qualified to serve on our board of directors due to her scientific expertise and her experience in the life sciences industry as an entrepreneur and venture capitalist.

Christopher A. Bleck has served as our chief commercial officer since January 2013 and served as our chief operating officer from November 2011 to January 2013. Mr. Bleck served as president and chief executive officer of Incept BioSystems, a biomedical device company, from January 2009 to June 2011, as president and chief executive officer at Intact Medical Corporation, a medical device company, from January 2005 to December 2008, and as vice president of commercial operations for Cytyc Corporation, a healthcare company, from December 2001 to December 2004. Previously, Mr. Bleck served in various senior management roles for 18 years at Abbott Laboratories. Mr. Bleck holds an M.B.A. and a B.S. in pharmacy from The University of Connecticut.

Scott Chappel, Ph.D. has served as our chief scientific officer since July 2011. Dr. Chappel served as chief scientific officer and chief operating officer of Tokai Pharmaceuticals, a biotechnology company, from June 2005 to May 2011. Prior to joining Tokai, Dr. Chappel was the chief scientific officer at Serono, Inc. and an executive at companies including Dyax Corp., Diacrin, Inc., and Integrated Genetics. Dr. Chappel holds a Ph.D. in neurophysiology from the University of Maryland School of Medicine.

Alison F. Lawton has served as our chief operating officer since January 2013. Prior to joining us, Ms. Lawton had been with Genzyme Corporation, a biopharmaceutical company that is now a subsidiary of Sanofi, a biopharmaceutical company, for 21 years. Most recently she served as senior vice president and general manager of Sanofi Biosurgery (previously Genzyme Biosurgery Business Unit), a position she commenced in April 2010. From May 2008 to April 2010, Ms. Lawton served as senior vice president, Global Market Access at Genzyme, and from November 2005 to April 2008, Ms. Lawton served as senior vice president, Global Regulatory Affairs, Corporate Quality Systems and Global Policy Programs at Genzyme. From 1984 to June 1991, Ms. Lawton held various positions at Warner-Lambert/Parke-Davis, a pharmaceutical company and subsidiary of Pfizer Inc.  She serves on the board of Cubist Pharmaceuticals, Inc. and Verastem, Inc.

Non-Employee Directors

Richard Aldrich co-founded our company in April 2011.  He has served as a member of our board of directors since July 2011 and as the chairman of our board of directors since March 2012. Mr. Aldrich has served as a partner of Longwood Fund, LP, a venture capital investment fund, since 2010. He founded RA Capital Management LLC, a hedge fund, in 2001 and served as a managing member from 2004 to 2008 and as a co-founding member from 2008 to 2011. Mr. Aldrich co-founded Sirtris Pharmaceuticals, Inc., a pharmaceutical company, which was acquired by GlaxoSmithKline plc in 2008, and served on its board of directors from 2004 to 2008; co-founded Concert Pharmaceuticals, Inc., a pharmaceutical company, and has served as chairman of its board of directors since 2006; and co-founded Alnara Pharmaceuticals, Inc., a pharmaceutical company, and served on its board of directors from 2008 to 2010. Mr. Aldrich joined Vertex Pharmaceuticals, Inc., a pharmaceutical company, at its founding in 1989 and served as its senior vice president and chief business officer until 2001. Mr. Aldrich serves on the board of directors of Verastem, Inc., a publicly traded biopharmaceutical company. He holds an M.B.A from the Amos Tuck School at Dartmouth College and a B.S. from Boston College. We believe that Mr. Aldrich is qualified to serve on our board of directors due to his experience in the life sciences industry and as an entrepreneur and venture capitalist and his service on the boards of directors of other life sciences companies.

Jeffrey D. Capello has served as a member of our board of directors since March 2012. Mr. Capello has served as executive vice president and chief financial officer of Boston Scientific Corporation, a medical device company, since March 2010. Mr. Capello joined Boston Scientific in June 2008 and served as senior vice president and chief accounting officer until March 2010. He previously served as the senior vice president and chief financial officer with responsibilities for business development at PerkinElmer, Inc., a technology company, from 2006 to June 2008. Prior to that, he served as PerkinElmer’s vice president of finance, corporate controller and treasurer from 2002 to 2006 and vice president, finance, corporate controller, chief accounting officer and treasurer from 2001 to 2005. From 1991 to 2001, he held various positions at PricewaterhouseCoopers LLP, a public accounting firm, including partner from 1997 to 2001.  Mr. Capello served as a member of the board of directors of Sirtris Pharmaceuticals, Inc. from January 2008 until its acquisition in June 2008 and served on its audit committee as both a member and its chair.  He holds a B.S. degree in business administration from the University of Vermont and an M.B.A. degree from the Harvard Business School. Mr. Capello is also a certified public accountant. We believe that Mr. Capello is qualified to serve on our board of directors due to his experience in the medical device and healthcare technology industries, his accounting background and his service on the boards of directors of other life sciences companies.

Stephen Kraus has served as a member of our board of directors since July 2011. Mr. Kraus has served as an investment professional at Bessemer Venture Partners, a venture capital firm, since 2004 and has been a partner since 2010. He serves on the board of directors of a number of privately-held life sciences companies. He previously served as a member of the board of directors of Verastem, Inc. from November 2010 to November 2012, Sirtris Pharmaceuticals, Inc. from 2005 to 2007 and Restore Medical, Inc. from 2005 to 2008. He holds an M.B.A. from Harvard Business School and a B.A. from Yale University. We believe that Mr. Kraus is qualified to serve on our board of directors due to his experience in the life sciences industry as a venture capitalist and his service on the boards of directors of other life sciences companies.

Thomas Malley has served as a member of our board of directors since October 2012. Since May 2007, Mr. Malley has served as President of Mossrock Capital, LLC, a private investment firm. From April 1991 to May 2007, Mr. Malley served with Janus Mutual Funds as an analyst for eight years and as a vice president and portfolio manager for the Janus Global Life Sciences Fund for eight years. He serves on the board of directors of Puma Biotechnology, Inc. and Synageva BioPharma Corp. He previously served as a director of Cougar Biotechnology, Inc. from 2007 to 2009. Mr. Malley holds a B.S. in biology from Stanford University and has been a chartered financial analyst since 1994. We believe that Mr. Malley is qualified to serve on our board of directors due to his investment and financial experience in the biotechnology industry and his service on the boards of directors of other life sciences companies.

Harald F. Stock, Ph.D., has served as a member of our board of directors since February 2013.  He has served as chief executive officer of the Grünenthal Group, a German pharmaceutical company, since 2009.  Prior to joining Grünenthal, he served as chairman and managing director of the German DePuy Group, the orthopedics division of Johnson & Johnson, from 2006 until the end of 2008.  Dr. Stock serves on the board of directors of the European Federation of Pharmaceutical Industries and Associations (efpia) and a privately-held pharmaceutical company. From May 2011 to October 2012, he was the vice-chairman of the supervisory board of PAION AG, a publicly-traded biopharmaceutical company. Dr. Stock studied chemistry and business administration in the United States, Great Britain and Germany and holds a Ph.D. in inorganic chemistry from the University of Heidelberg in 1997. We believe that Dr. Stock is qualified to serve on our board or directors due to his scientific expertise and his experience with global pharmaceutical companies.

Jonathan Tilly, Ph.D. co-founded the company in April 2011 and has served as a member of our board of directors since July 2011. Dr. Tilly has served as professor of obstetrics, gynecology and reproductive biology at Harvard Medical School since 2009. Dr. Tilly moved from John Hopkins University, where he served as assistant professor from 1993 to 1995, to join the faculty of Harvard Medical School as associate professor of obstetrics, gynecology and reproductive biology in 1995 and to direct the newly-created Vincent Center for Reproductive Biology at MGH. Dr. Tilly holds a Ph.D. from Rutgers University and undertook fellowship training at the University of California—San Diego School of Medicine and Stanford University Medical Center. We believe Dr. Tilly is qualified to serve on our board of directors due to his scientific expertise and extensive research experience in the field of reproductive biology.

Christoph Westphal, M.D., Ph.D. co-founded our company in April 2011 and has served as a member of our board of directors since July 2011. Dr. Westphal has served as the chief executive officer, since September 2011, and as a member and chairman of the board of directors, since August 2010, of Verastem, Inc., a biopharmaceutical company. He has served as a partner of Longwood Fund, LP, a venture capital investment fund, since 2010. He served as the president of SR One, the corporate venture capital arm of GlaxoSmithKline, from 2010 to 2011. Dr. Westphal has previously been involved in founding a number of biotechnology companies as chief executive officer. Dr. Westphal co-founded Sirtris Pharmaceuticals, Inc. and served as its chief executive officer from 2004 to 2010. He also co-founded Alnara Pharmaceuticals, Inc., Acceleron Pharma, Inc., serving as its chief executive officer in 2003, Alnylam Pharmaceuticals, Inc., serving as its chief executive officer in 2002, and Momenta Pharmaceuticals, Inc., serving as its chief executive officer in 2001. He has also served on the board of directors of numerous private biotechnology companies. Dr. Westphal serves on the Board of Fellows of Harvard Medical School and is a member of the Research Advisory Council at the MGH. He holds an M.D. from Harvard Medical School, a Ph.D. in genetics from Harvard University and a B.A. from Columbia University. We believe that Dr. Westphal is qualified to serve on our board of directors due to his experience in the life sciences industry as an entrepreneur and venture capitalist and his service on the boards of directors of other life sciences companies.

Board Composition and Election of Directors

Our board of directors is authorized to have nine members and currently consists of eight members. Pursuant to the terms of our certificate of incorporation and by-laws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three year terms. The members of the classes are divided as follows:

•                  class I consists of Drs. Stock, Tilly and Westphal, each with a term expiring at the 2013 annual meeting of stockholders;

•                  class II consists of Messrs. Aldrich and Kraus, each with a term expiring at the 2014 annual meeting of stockholders; and

•                  class III consists of Dr. Dipp and Messrs. Capello and Malley, each with a term expiring at the 2015 annual meeting of stockholders.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires.

Pursuant to a voting agreement by and among us and certain of our stockholders, until such time as our common stock is traded on a national securities exchange, holders of approximately 55% of our outstanding common stock as of April 1, 2013 have agreed to vote their shares in such a way as to ensure that one designee of each of our three lead investors, Bessemer Venture Partners, General Catalyst and Longwood Fund, L.P., will serve on our board for as long as the entity remains a significant investor, by which we mean each continues to hold at least 20% of the shares of our Series A or Series B preferred stock purchased by them, including any shares of common stock issued upon conversion of such shares. In August 2012, our Series A preferred stock and Series B preferred stock converted into common stock. Stephen Kraus and Richard Aldrich are our directors designated by Bessemer Venture Partners and Longwood Fund, L.P., respectively.  The board member designated by General Catalyst resigned on February 21, 2013 and, as of April 12, 2013, General Catalyst has not designated a replacement.

Pursuant to our voting agreement, until such time as our common stock is traded on a national securities exchange, we have agreed to use our reasonable best efforts to include each lead investor designee in our slate of nominees to the stockholders for each election of directors and to include each such designee in our proxy statement, subject to certain limitations.

Director Independence

Our board of directors has determined that each of our directors, other than Drs. Dipp and Tilly, is independent as defined under the NASDAQ Stock Market Rules. In addition, our board of directors has determined that all of the members of our audit committee are independent as contemplated by Rule 10A-3 under the Exchange Act.

There are no family relationships among any of our directors or executive officers.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors. Copies of the committee charters are posted on the Investor Relations section of our website, ir.ovascience.com.

Audit Committee

The responsibilities of the audit committee include:

•                  appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

•                  overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•                  reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•                  monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•                  overseeing our internal audit function;

•                  overseeing our risk assessment and risk management policies;

•                  establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;

•                  meeting independently with our internal auditing staff, registered public accounting firm and management;

•                  reviewing and approving or ratifying any related person transactions; and

•                  preparing the audit committee report required by SEC rules.

The members of the audit committee are Messrs. Capello (Chair) and Malley and Dr. Stock, each of whom is a non-employee member of the board of directors.  Our board of directors has determined that each member of the audit committee meets the financial literacy requirement under the applicable Nasdaq Listing Rules and that Mr. Capello is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The responsibilities of the compensation committee include:

•                  annually reviewing and approving corporate goals and objectives relevant to our chief executive officer’s compensation;

•                  determining our chief executive officer’s compensation;

•                  reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•                  overseeing an evaluation of our senior executives;

•                  overseeing and administering our equity incentive plans;

•                  reviewing and making recommendations to our board with respect to director compensation;

•                  reviewing and discussing annually with management our “Compensation Discussion and Analysis;” and

•                  if applicable, preparing the annual compensation committee report required by SEC rules.

The members of the compensation committee are Messrs. Kraus and Malley (Chair) and Dr. Stock. Mr. Simon, our former director, served on the compensation committee until February 6, 2013, and Dr. Westphal served on the compensation committee until December 10, 2012.  Each of Mr. Simon and Dr. Westphal were independent as defined under the Nasdaq Listing Rules applicable to compensation committee members.

Nominating and Corporate Governance Committee

The responsibilities of the nominating and corporate governance committee include:

•                  identifying individuals qualified to become board members;

•                  recommending to our board the persons to be nominated for election as directors and to each of the board’s committees;

•                  reviewing and making recommendations to the board with respect to management succession planning;

•                  developing and recommending to the board corporate governance guidelines; and

•                  overseeing an annual evaluation of the board.

The members of the nominating and corporate governance committee are Messrs. Aldrich (Chair) and Kraus.

EXECUTIVE COMPENSATION

Overview

For 2012, our “named executive officers” were Michelle Dipp, M.D., Ph.D., our president and chief executive officer; Christopher Bleck, our chief commercial officer, our principal financial and accounting officer and our former chief operating officer; and Scott Chappel, Ph.D., our chief scientific officer.

We commenced operations in April 2011 and hired Dr. Dipp, Mr. Bleck and Dr. Chappel in 2011. In 2011, Dr. Dipp did not receive compensation from us for her service as our chief executive officer because of her service as a member of the general partner of Longwood Fund, LP, a venture capital investment fund and one of our principal stockholders. In December 2012, our compensation committee recommended to our board of directors, and our board of directors granted to Dr. Dipp, stock awards designed to align Dr. Dipp’s interests with those of our stockholders and incent Dr. Dipp to continue to serve as our chief executive officer.  We may in the future determine to compensate her with cash or other compensation for her service as our chief executive officer. The compensation of each of our other named executive officers is based on individual terms approved by our board of directors.

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by or paid to our named executive officers during 2011 and 2012:

Name and Principal Position	Year		Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Michelle Dipp, M.D., Ph.D.	2012		—	—		1,500,000	(3)	1,942,618	—	3,442,618
Chief Executive Officer	2011	(4)	—	—		1,420	(5)	—	—	1,420

Christopher Bleck	2012		240,000	70,000		—		298,331	10,890	619,221
Chief Commercial Officer(6)	2011		27,692	—		—		255,953	—	283,645

Scott Chappel, Ph.D.	2012		300,000	108,000		—		—	16,158	424,158
Chief Scientific Officer	2011		136,157	129,462	(7)	—		215,002	248	480,869

(1)                                 The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the year computed in accordance with the provisions of ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). The assumptions that we used to calculate these amounts are discussed in Note 7 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)                                 The amounts in the “All Other Compensation” column reflect the value of a long term disability premium and the 401(k) company match contributions.

(3)                                 This amount reflects the grant date fair value of restricted stock units granted to Dr. Dipp in 2012 computed in accordance with the provisions of ASC 718. The assumptions that we used to calculate this amount are discussed in Note 7 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(4)                                 Dr. Dipp did not receive any compensation from us for her service as our chief executive officer in 2011. We issued and sold to Dr. Dipp 701,927 shares of our common stock in April 2011 in connection with her role as a founder of our company for an aggregate purchase price of $1,420. These shares are subject to repurchase by us pursuant to the terms of a restricted stock agreement. The restricted stock award vested with respect to 25% of the shares on the grant date, which was April 5, 2011, and vests with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of the grant date.

(5)                                 This amount reflects the grant date fair value of restricted stock granted to Dr. Dipp in 2011 computed in accordance with the provisions of ASC 718, excluding the impact of estimated repurchases by us related to service-based vesting conditions (which in our case were none). The assumptions that we used to calculate this amount are discussed in Note 7 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(6)                                 Mr. Bleck has served as our chief commercial officer since January 2013 and served as our chief operating officer from November 2011 to January 2013.

(7)                                 The bonus amount for Dr. Chappel includes a signing bonus of $75,000 paid upon the commencement of his employment with us.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2012.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable	($/Sh)	Date	(#)	($)(1)
Michelle Dipp, M.D., Ph.D.	—	339,313(2)	7.80	12/4/2022	329,030(3)	2,753,981
	—	—	—	—	128,205(4)	1,073,076
	—	—	—	—	64,103(5)	536,542
Christopher Bleck	28,175	84,528(6)	0.04	12/6/2021
	—	52,000(7)	7.80	12/4/2022	—	—
Scott Chappel, Ph.D.	82,179	180,796(6)	0.04	9/28/2021	—	—

(1)                                 The market value of the stock awards are based on the fair value price of our common stock of $8.37 per share at December 31, 2012. For a discussion of our methodology for determining the fair value of our common stock, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates” in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)                                 This option award has a vesting commencement date of December 31, 2012 and vests in approximately equal quarterly installments through December 31, 2016.

(3)                                 This stock award vested with respect to 25% of the shares on the grant date, which was April 5, 2011, and vests with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of the grant date.

(4)                                 This restricted stock unit award vests with respect to 12.5% of the shares on March 31, 2013 and with respect to the remaining shares in approximately equal quarterly installments through the second anniversary of the grant date.

(5)                                 This restricted stock unit award vests in equal annual installments on the first and second anniversary of the grant date upon meeting certain performance-based vesting conditions.

(6)                                 These option awards vest with respect to 25% of the shares on the first anniversary of the date of hire, which was July 13, 2011 for Dr. Chappel and November 14, 2011 for Mr. Bleck, and with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of their date of hire.

(7)                                 This option award vests with respect to 25% of the shares on December 31, 2013, and with respect to the remaining shares in approximately equal quarterly installments through December 31, 2016.

Employment Agreements

In connection with the commencement of their employment with us, we entered into employment agreements with each of Mr. Bleck, Dr. Chappel and Ms. Lawton, our chief operating officer whose employment with us began in January 2013. In December 2012, in connection with Dr. Dipp’s continued employment with us, we entered into an employment agreement with Dr. Dipp. Each of these agreements provides for at will employment. In addition, each of these executive officers is bound by the terms of agreements covering non-solicitation, non-competition, confidential information and inventions assignment which, among other things, prevents the executive from competing with us during the term of his or her employment and for a specified time thereafter.

Mr. Bleck’s 2012 base salary was $240,000 pursuant to the terms of our employment agreement with him. Dr. Chappel’s 2012 base salary was $300,000 pursuant to the terms of our employment agreement with him.

Dr. Dipp does not receive cash compensation from us. Pursuant to the terms of our employment agreement with her, in December 2012 we granted Dr. Dipp an option to purchase 339,313 shares of our common stock, all of which vest over time, and restricted stock units in the aggregate amount of 192,308 shares of our common stock, 128,205 of which vest over time and 64,103 of which vest based on the achievement of performance metrics.

Under their respective employment agreements, Mr. Bleck, Dr. Chappel and Ms. Lawton are each eligible for an annual performance bonus, as determined by our board of directors in its sole discretion based on the achievement of performance goals determined by our chief executive officer in consultation with the board.

Potential Payments upon Termination or Change in Control

Upon execution and effectiveness of a release of claims, each of Dr. Dipp, Mr. Bleck, Dr. Chappel and Ms. Lawton will be entitled to severance benefits if we terminate her or his employment without cause, as defined in the employment agreements described above, or Dr. Dipp, Mr. Bleck, Dr. Chappel or Ms. Lawton terminates employment with us for good reason, as defined in the employment agreements. If Mr. Bleck’s, Dr. Chappel’s or Ms. Lawton’s employment terminates under these circumstances, in each case absent a change in control, as defined in the employment agreements, we will be obligated for a period of six months, in the case of Mr. Bleck, and 12 months, in the case of Dr. Chappel or Ms. Lawton, (1) to pay such executive officer his or her base salary, (2) to pay the monthly premiums for COBRA coverage equal to the amount paid for similarly situated employees and (3) to the extent allowed by applicable law and the applicable plan documents, to continue to provide to such executive officer all company employee benefit plans and arrangements that he was receiving at the time of termination. In addition, in the case of Dr. Chappel and Ms. Lawton, the vesting of any equity award he or she then holds that vests solely on the passage of time shall be accelerated by 12 months. If Dr. Dipp’s employment terminates under these circumstances, we will be obligated to provide that the stock option and restricted stock unit award subject to time-based vesting granted to her on December 5, 2012 will vest, on the date of such termination, as to the amount that would have vested over the six-month period following such termination.

If Mr. Bleck’s, Dr. Chappel’s or Ms. Lawton’s employment terminates under these circumstances, in each case within 12 months following a change in control, as defined in the employment agreement, in addition to the severance described above, we will be obligated to accelerate in full the vesting of all outstanding equity awards.

Upon a change of control, as defined in the employment agreement, the stock option and restricted stock unit award subject to time-based vesting granted to Dr. Dipp on December 5, 2012 will immediately vest on the date of such change of control.

Stock Option and Other Employee Benefit Plans

The two incentive plans described in this section are our 2011 stock incentive plan, which we refer to as the 2011 Plan, and our 2012 stock incentive plan, which we refer to as the 2012 Plan. Prior to effectiveness of the Form 10, we granted awards to eligible participants under the 2011 Plan. Since the effectiveness of the Form 10 on June 11, 2012, we have granted awards to eligible participants under the 2012 Plan.

The purpose of both the 2011 Plan and the 2012 Plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of our stockholders.

2012 Stock Incentive Plan

Our 2012 Plan was adopted by our board of directors and approved by our stockholders in March 2012. The 2012 Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock-based or cash awards.

As of April 1, 2013, under the 2012 Plan, no shares of common stock had been issued as restricted stock, options to purchase 1,002,301 shares of common stock had been issued and restricted stock units for 192,308 shares of common stock had been issued.

Upon the effectiveness of the 2012 Plan, the number of shares of our common stock that were reserved for issuance was equal to (i) the sum of 1,453,253 and the number of shares of our common stock subject to outstanding awards under the 2011 Plan, described below, that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right (up to 679,622 shares) plus (2) an annual increase, to be added on the first day of each year beginning in 2013 and each subsequent anniversary until the expiration of the 2012 Plan, equal to the lowest of 975,000 shares of our common stock, 4.0% of the number of shares of our common stock outstanding on the first day of the year and an amount determined by our board of directors. On January 1, 2013, 570,723 shares of common stock, an amount equal to 4.0% of the number of shares of our common stock outstanding on that date, were added to our 2012 Plan.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2012 Plan. However, incentive stock options may only be granted to our employees. The maximum number of shares of our common stock with respect to which awards may be granted to any participant under the 2012 Plan is 1,000,000 per calendar year. For purposes of this limit on the maximum number of shares that may be awarded to any participant, the combination of an option in tandem with a stock appreciation right will be treated as a single award.

Pursuant to the terms of the 2012 Plan, our board of directors administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:

•                  the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•                  the type of options to be granted;

•                  the duration of options, which may not be in excess of ten years;

•                  the exercise price of options, which must be at least equal to the fair market value of our common stock on the date of grant; and

•                  the number of shares of our common stock subject to and the terms of any stock appreciation rights, restricted stock awards, restricted stock units or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

Our board of directors has delegated authority to our chief executive officer and our chief operating officer to grant awards under our 2012 Plan. Each officer has the power to make awards to all of our employees, except herself or himself, any other executive officer and any other person that our board of directors or compensation committee may from time to time designate in writing as not being eligible. Our chief executive officer and our chief operating officer are not authorized to grant options for more than 125,000 shares of our common stock to any person in any one year, for more than 500,000 shares of our common stock in the aggregate in one year, or for more than 1,000,000 shares of our common stock in the aggregate. The officers are required to maintain a list of the options granted pursuant to this authority and report to our compensation committee upon request. The exercise price of such options will be equal to the fair market value of our common stock on the date of grant.

Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2012 Plan as to some or all outstanding awards other than restricted stock:

•                  provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation (or an affiliate thereof);

•                  upon written notice to a participant, provide that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant;

•                  provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;

•                  in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award;

•                  provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds.

Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.

In the case of certain restricted stock units, no assumption or substitution is permitted, and the restricted stock units will instead be settled in accordance with the terms of the applicable restricted stock unit agreement.

Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding restricted stock awards will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.

At any time, our board of directors may, in its sole discretion, provide that any award under the 2012 Plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

No award may be granted under the 2012 Plan on or after March 27, 2022. Our board of directors may amend, suspend or terminate the 2012 Plan at any time, except that stockholder approval may be required to comply with applicable law or national securities exchange requirements. While our common stock is listed on the NASDAQ Stock Market, we may not, without stockholder consent, amend, cancel or take any action under the 2012 Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

2011 Stock Incentive Plan

Our 2011 Plan was adopted by our board of directors and approved by our stockholders in July 2011. The 2011 Plan provided for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based or cash awards. Upon effectiveness of our 2012 Plan on June 11, 2012, the effective date of the Form 10, we ceased granting awards under our 2011 Plan, and no shares of common stock were reserved for grant under the 2011 Plan, but awards previously granted under the 2011 Plan were permitted to extend beyond that date.

As of April 1, 2013, 19,772 shares of common stock were issued as restricted stock awards under the 2011 Plan, options to purchase an aggregate of 629,345 shares of common stock were outstanding and 29,841 shares of common stock had been issued under the 2011 Plan pursuant to the exercise of options.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2011 Plan. However, incentive stock options may only be granted to employees.

Pursuant to the terms of the 2011 Plan, our board of directors administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:

•                  the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•                  the type of options to be granted;

•                  the duration of options, which may not be in excess of ten years;

•                  the exercise price of options, which must be at least equal to fair market value of our common stock on the date of grant; and

•                  the number of shares of our common stock subject to and the terms of any stock appreciation rights, restricted stock awards, restricted stock units or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

Our board may delegate authority to an executive officer to grant awards to all of our employees other than executive officers. Our board will fix the terms of the awards to be granted by such executive officer, including the exercise price of such awards and the maximum number of shares subject to awards that such executive officer may make.

Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2011 Plan as to some or all outstanding awards other than restricted stock:

•                  provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation (or an affiliate thereof);

•                  upon written notice to a participant, provide that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant;

•                  provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;

•                  in the event of a reorganization event pursuant to which the holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award; or

•                  provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds.

Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.

In the case of certain restricted stock units, no assumption or substitution is permitted, and the restricted stock units will instead be settled in accordance with the terms of the applicable restricted stock unit agreement.

Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding restricted stock will continue for the benefit of the successor company and will, unless the board of directors determines otherwise, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.

At any time, our board of directors may, in its sole discretion, provide that any award under the 2011 Plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

401(k) Retirement Plan

We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code, so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which is $17,500 for 2013. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2013 may be up to an additional $5,500 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. Our 401(k) plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. Beginning in January 2012, we made an employer matching contribution equal to (1) 100% of employee deferral contributions up to a deferral rate of 3% of compensation plus (2) 50% of employee deferral contributions up to an deferral rate of an additional 2% of compensation.

2012 Director Compensation

During 2012, we did not have a non-employee director compensation policy and we did not pay cash compensation to any director for his service as a director, except Jeffrey Capello and Thomas Malley, each an independent, non-employee director. Each of Messrs. Capello and Malley received an annual fee of $30,000 relating to his service on the board of directors.  In addition, Mr. Capello received an additional annual fee of $15,000 for his service as chair of our audit committee and Mr. Malley received additional annual fees of $8,000 for his service on our audit committee and $5,000 for his service on our compensation committee.  All such fees were prorated for the portion of 2012 in which Messrs. Capello and Malley served on our board of directors. During 2012, we did not grant equity awards as compensation to any of our non-employee directors, except Messrs. Capello and Malley. On June 27, 2012, we granted to Mr. Capello stock options to purchase 13,098 shares of our common stock under the 2012 Plan at an exercise price of $5.40 per share, the fair market value of our common stock on the date of grant. On October 24, 2012, we granted Mr. Malley stock options to purchase 13,098 shares of our common stock under the 2012 Plan at an exercise price of $5.50 per share, the fair market value of our common stock on the date of grant. These options vest in equal monthly installments at the end of each month of service from the date of grant through March 6, 2013, in the case of Mr. Capello, and October 24, 2013, in the case of Mr. Malley.

The following table sets forth information regarding the total compensation awarded to, earned by or paid to each of our non-employee directors during the year ended December 31, 2012 for their service on our board of directors. Dr. Dipp, our chief executive officer, did not receive any additional compensation for her service as a director during 2012. The compensation that we pay to Dr. Dipp is discussed under “Executive Compensation” above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Option Awards ($)(5)(6)	All Other Compensation ($)		Total ($)
Richard Aldrich(1)	—	—	—	—		—
Jeffrey D. Capello	36,875	—	48,181	—		85,056
Stephen Kraus	—	—	—	—		—
Thomas Malley	9,941	—	49,454	—		59,395
John Simon(2)	—	—	—	—		—
Harald F. Stock, Ph.D.(3)	—	—	—	—		—
Jonathan Tilly, Ph.D.(1)	—	—	—	69,533	(7)	69,533
Christoph Westphal, M.D., Ph.D.(1)	—	—	—	—		—

(1)         Mr. Aldrich and Drs. Tilly and Westphal did not receive any compensation for their service as directors during the year ended December 31, 2012. The restricted stock awards that Mr. Aldrich and Dr. Tilly and Westphal received during the year ended December 31, 2011 in their role as our founders are discussed under “Certain Relationships and Related Transactions—Restricted Stock Grants.”

(2)         Mr. Simon resigned from our board on February 21, 2013.

(3)         Dr. Stock was elected to our board on February 8, 2013.

(4)        As of December 31, 2012, our non-employee directors held the following aggregate number of shares under outstanding stock awards (representing both vested and unvested stock awards):

Name	Number of Shares Underlying Outstanding Stock Awards for Board Service	Number of Shares Underlying Outstanding Stock Awards for Non-Board Service
Richard Aldrich	—	701,926(1)(2)
Jeffrey D. Capello, Stephen Kraus, Thomas Malley, John Simon(3) and Harald F. Stock, Ph.D.(4)	—	—
Jonathan Tilly, Ph.D.	—	701,926(1)
Christoph Westphal, M.D., Ph.D.	—	701,926(1)

(1)         The restricted stock awards that Mr. Aldrich and Dr. Tilly and Westphal received in their role as our founders are discussed under “Certain Relationships and Related Transactions—Restricted Stock Grants.”

(2)         175,481 of these shares were subsequently transferred to the Richard H. Aldrich Irrevocable Trust of 2011.

(3)         Mr. Simon resigned from our board on February 21, 2013.

(4)         Dr. Stock was elected to our board on February 8, 2013.

(5)         The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the year computed in accordance with the provisions of ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). The assumptions that we used to calculate these amounts are discussed in Note 7 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(6)         As of December 31, 2012, our non-employee directors held the following aggregate number of shares under outstanding option awards (representing both exercisable and unexercisable option awards, none of which have been exercised):

Name	Number of Shares Underlying Outstanding Stock Options for Board Service	Number of Shares Underlying Outstanding Stock Options for Non-Board Service
Richard Aldrich, Stephen Kraus, John Simon(1), Harald Stock, Ph.D.(2), Jonathan Tilly, Ph.D. and Christoph Westphal, M.D., Ph.D.	—	—
Jeffrey D. Capello	13,098	—
Thomas Malley	13,098	—

(1)         Mr. Simon resigned from our board on February 21, 2013.

(2)         Dr. Stock was elected to our board on February 8, 2013.

(7)         This amount reflects compensation paid to Dr. Tilly for service on our scientific advisory board during 2012.

Based on the recommendation of our compensation committee, our board of directors has adopted a non-employee director compensation policy. Beginning in 2013 our non-employee directors will be compensated for service on our board of directors as follows:

•                  an annual retainer for our non-employee directors for service on our board of directors of $30,000;

•                  for members of the audit committee, an annual fee of $8,000 ($15,000 for the chair);

•                  for members of the nominating and corporate governance committee, an annual fee of $3,750 ($7,500 for the chair);

•                  for members of the compensation committee, an annual fee of $5,000 ($10,000 for the chair);

•                  to each newly elected director, an initial grant of a stock option to purchase 8,650 shares of our common stock, at an exercise price to the fair market value of our common stock on the date of grant, which option shall vest monthly over one year; and

•                  for continuing service on our board of directors, an annual grant of a stock option to purchase 4,448 shares of our common stock, at an exercise price equal to the fair market value of our common stock on the date of grant, which option shall vest monthly over one year.

Subject to the director’s continued service as a director, the initial and annual stock option grants will vest in approximately equal monthly installments through the first anniversary of the date the director first joins the board of directors, in the case of the initial stock option grant, and the first anniversary of the grant date, in the case of the annual stock option grant.

We have historically reimbursed our non-employee directors for their reasonable expenses incurred in connection with attending our board of director and committee meetings and we intend to continue such reimbursements in 2013.

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

•                  any breach of the director’s duty of loyalty to us or our stockholders;

•                  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•                  any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our certificate of incorporation also provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

In addition, we have entered into indemnification agreements with our directors. These indemnification agreements may require us, among other things, to indemnify each such director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since our incorporation in April 2011, we have engaged in the following transactions with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities, and our co-founders. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Private Placement of Common Stock

In March 2013, we issued and sold in a private placement an aggregate of 3,888,880 shares of our common stock at a price per share of $9.00 for an aggregate purchase price of approximately $35,000,000. In connection with the private placement, we entered into a registration rights agreement with the purchasers, pursuant to which we agreed to file this registration statement. The following table sets forth the number of shares of our common stock that we issued to our directors, executive officers, 5% stockholders and their affiliates in this private placement:

Name(1)	Shares of Common Stock
Longwood Fund, LP(2)	419,444
RA Capital Healthcare Fund, LP(3)	132,332
Thomas Malley	50,000
Jeffrey Capello	11,111

(1)                                 See “Selling Stockholders” for more information about shares held by these stockholders.

(2)                                 Richard Aldrich, Michelle Dipp, M.D., Ph.D. and Christoph Westphal, M.D., Ph.D., members of our board of directors and holders of more than 5% of our voting securities, are members of the general partner of Longwood Fund, LP.

(3)                                 Richard Aldrich, a member of our board of directors and a holder of more than 5% of our voting securities, is a limited partner in RA Healthcare Fund, LP and a non-voting member of RA Capital Management, which is the general partner and manager of RA Capital Healthcare Fund, LP.

In August 2012, we issued and sold in a private placement an aggregate of 897,554 shares of our common stock at a price per share of $5.50 for an aggregate purchase price of $4,936,547. In connection with the private placement, we entered into a registration rights agreement with the purchasers, pursuant to which we agreed to file a resale registration statement on Form S-1, which was declared effective by the SEC on September 13, 2012, to register such purchasers’ shares for resale. In the private placement, we sold 162,137 shares to RA Capital Healthcare Fund, LP. Richard Aldrich, a member of our board of directors and a holder of more than 5% of our voting securities, is a limited partner in RA Healthcare Fund, LP and a non-voting member of RA Capital Management, which is the general partner and manager of RA Capital Healthcare Fund, LP.

Series B Preferred Stock Financing

In March 2012, we issued and sold an aggregate of 6,770,563 shares of our Series B preferred stock at a price per share of $5.50 for an aggregate purchase price of $37,238,096. On August 13, 2012, our Series B preferred stock converted into common stock on a one-for-one basis. The following table sets forth the number of shares of our Series B preferred stock that we issued to our directors, executive officers, 5% stockholders and their affiliates.

Name(1)	Shares of Series B Preferred Stock
Longwood Fund, LP(2)	1,818,181
Entities affiliated with Fidelity Investments	1,316,000	(3)
Entities affiliated with General Catalyst Partners	1,090,908	(4)
Entities affiliated with Bessemer Venture Partners(5)	909,090	(6)
RA Capital Healthcare Fund, LP(7)	272,728
Thomas Malley(8)	31,819

(1)                                 See “Selling Stockholders” for more information about shares held by certain of these entities.

(2)                                 Richard Aldrich, Michelle Dipp, M.D., Ph.D. and Christoph Westphal, M.D., Ph.D., members of our board of directors and holders of more than 5% of our voting securities, are members of the general partner of Longwood Fund, LP.

(3)                                 Consists of (a) 1,090,900 shares purchased by Fidelity Contrafund: Fidelity Advisor New Insights Fund, (b) 212,300 shares purchased by Fidelity Select Portfolios: Biotechnology Portfolio and (c) 12,800 shares purchased by Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund.

(4)                                 Consists of (a) 1,068,602 shares purchased by General Catalyst Group V, L.P. and (b) 22,306 shares purchased by GC Entrepreneurs Fund V, L.P.

(5)                                 Stephen Kraus, a member of our board of directors, is employed by Bessemer Venture Partners and has no voting or dispositive power with respect to the shares held by entities affiliated with Bessemer Venture Partners.

(6)                                 Consists of (a) 290,909 shares purchased by Bessemer Venture Partners VII L.P., (b) 127,273 shares purchased by Bessemer Venture Partners VII Institutional L.P. and (c) 490,908 shares purchased by BVP VII Special Opportunity Fund L.P.

(7)                                 Richard Aldrich, a member of our board of directors and a holder of more than 5% of our voting securities, is a limited partner in RA Healthcare Fund, LP and a non-voting member of RA Capital Management, which is the general partner and manager of RA Capital Healthcare Fund, LP.

(8)                                 Thomas Malley became a member of our board of directors on October 24, 2012.

Series A Preferred Stock Financing

In July 2011, we issued and sold an aggregate of 6,200,000 shares of our Series A preferred stock at a price per share of $1.00 for an aggregate purchase price of $6,200,000. On August 13, 2012, our Series A preferred stock converted into common stock on a one-for-2.023 basis. The following table sets forth the number of shares of our Series A preferred stock that we issued to our directors, executive officers, 5% stockholders and their affiliates.

Name(1)	Shares of Series A Preferred Stock
Entities affiliated with Bessemer Venture Partners(2)	3,000,000	(3)
Longwood Fund, LP(4)	3,000,000

(1)                                 See “Selling Stockholders” for more information about shares held by these entities.

(2)                                 Stephen Kraus, a member of our board of directors, is employed by Bessemer Venture Partners and has no voting or dispositive power with respect to the shares held by entities affiliated with Bessemer Venture Partners.

(3)                                 Consists of (a) 960,000 shares purchased by Bessemer Venture Partners VII L.P., (b) 420,000 shares purchased by Bessemer Venture Partners VII Institutional L.P. and (c) 1,620,000 shares purchased by BVP VII Special Opportunity Fund L.P.

(4)                                 Richard Aldrich, Michelle Dipp, M.D., Ph.D. and Christoph Westphal, M.D., Ph.D., members of our board of directors and holders of more than 5% of our voting securities, are members of the general partner of Longwood Fund, LP.

Option Grant and Restricted Stock Unit Award to Co-Founder

In December 2012, we granted to Dr. Dipp, one of our co-founders, an option to purchase 339,313 shares of our common stock at a price per share of $7.80 and restricted stock units in the aggregate amount of 192,308 shares of our common stock, pursuant to the terms of an employment agreement that we entered into with her for her service as our president and chief executive officer.

Restricted Stock Grants to Co-Founders

In April 2011, in connection with our formation, we issued and sold an aggregate of 3,509,634 shares of our common stock at a price per share of $0.002 for an aggregate purchase price of $7,100 to our co-founders pursuant to restricted stock agreements.

Subsequently, in March 2012, we amended and restated these restricted stock agreements with our co-founders. The shares issued pursuant to these restricted stock agreements are subject to repurchase by us. The shares issued to Dr. Dipp, Mr. Aldrich and Dr. Westphal vested with respect to 25% of the shares on the grant date and with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of the grant date. The shares issued to Dr. Tilly and Dr. Sinclair vest in approximately equal quarterly installments from and after the grant date. Additionally, 25% of the then-unvested shares issued to Dr. Tilly and Dr. Sinclair vested in July 2011 in connection with our sale of 6,200,000 shares of Series A preferred stock.

The following table sets forth the number of shares of common stock that we issued to our founders.

Name	Shares of Common Stock
Richard Aldrich(1)	701,926	(2)
Michelle Dipp, M.D., Ph.D.(1)	701,927
David Sinclair, Ph.D.	701,927
Jonathan Tilly, Ph.D.(1)	701,927
Christoph Westphal, M.D., Ph.D.(1)	701,927

(1)                                 Richard Aldrich, Michelle Dipp, M.D., Ph.D., Jonathan Tilly, Ph.D. and Christoph Westphal, M.D., Ph.D. are members of our board of directors and 5% stockholders.

(2)                                 175,481 of these shares were subsequently transferred to the Richard H. Aldrich Irrevocable Trust of 2011.

In November 2011, we issued and sold 19,772 shares of our common stock pursuant to our 2011 Plan, at a price per share of $0.002 for an aggregate purchase price of $40, to Paul Brannelly, who served as an executive officer at the time of our incorporation. These shares have fully vested.

Scientific Advisory Board Agreements with Co-Founders

Two of our co-founders, Drs. Tilly and Sinclair, are also members of our scientific advisory board and receive compensation for their participation pursuant to our scientific advisory board agreements with them. The following table sets forth the amount of cash compensation paid to each of these co-founders, as of April 1, 2013 for their membership on our scientific advisory board since July 15, 2011.

Name	Amount
Jonathan Tilly, Ph.D.(1)	$108,106
David Sinclair, Ph.D.(2)	$40,167

(1)                                 Jonathan Tilly, Ph.D. is a member of our board of directors. We entered into a scientific advisory board agreement with Dr. Tilly in July 2011.

(2)                                 We entered into a scientific advisory board agreement with Dr. Sinclair in September 2011.

Agreement with Individuals and Entities Affiliated with Directors and Executive Officers

From our formation in April 2011 through April 2012, we rented office space from Longwood Fund, LP, an entity affiliated with our chief executive officer and director, Michelle Dipp, M.D., Ph.D., and two of our other directors, Richard Aldrich and Christoph Westphal, M.D., Ph.D. We paid Longwood Fund, LP an aggregate of approximately $83,000 for rent, utilities and reimbursement of certain expenses.

Investor Rights Agreement

We are a party to an amended and restated investor rights agreement dated March 29, 2012, which we refer to as the investor rights agreement, with certain holders of our common stock, including some of our directors, executive officers and 5% stockholders and their affiliates and entities affiliated with our directors. The investor rights agreement provides these holders various rights, including the right to have us file registration statements covering their shares of common stock issued upon conversion of their preferred stock or request that such shares be covered by a registration statement that we are otherwise filing, the right to receive certain financial information and the right to participate in future equity offerings. See “Description of Capital Stock—Registration Rights” for additional information regarding these rights.

Voting Agreement

We entered into an amended and restated voting agreement on March 29, 2012, which we refer to as the voting agreement, with certain holders of our common stock, including some of our directors, executive officers and 5% stockholders and their affiliates and entities affiliated with our directors. Pursuant to our voting agreement, until such time as our common stock is traded on a national securities exchange, holders of approximately 55% of our outstanding common stock as of April 1, 2013 have agreed to vote their shares in such a way as to ensure that one designee of each of our lead investors will serve on our board for so long as the entity remains a significant investor, by which we mean an investor who initially purchased at least 270,000 shares of our Series A or Series B preferred stock and continues to hold at least 20% of such shares, including any shares of common stock issued upon conversion of such shares.

Pursuant to our voting agreement, until such time as our common stock is traded on a national securities exchange, we have agreed to use our reasonable best efforts to include each lead investor designee in our slate of nominees to the stockholders for each election of directors and to include each such designee in our proxy statement, subject to certain limitations.

Indemnification

Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions. In addition, we have entered into indemnification agreements with our directors. See “Executive Compensation—Limitation of Liability and Indemnification” for additional information regarding these indemnification provisions and agreements.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer or, in the event we do not have a chief legal officer, to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•                  the related person’s interest in the related person transaction;

•                  the approximate dollar value of the amount involved in the related person transaction;

•                  the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•                  whether the transaction was undertaken in the ordinary course of our business;

•                  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•                  the purpose of, and the potential benefits to us of, the transaction; and

•                  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•                  interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•                  a transaction that is specifically contemplated by provisions of our charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders.

DIVIDEND POLICY

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was approved for quotation on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system on November 9, 2012 under the symbol “OVSC.” Prior to that date, there was no public market for our common stock.  Additional information about the market for our common stock and related stockholder matters may be found in our Annual Report on Form 10-K. Such information is incorporated herein by reference.

Holders

As of April 1, 2013, there were 18,191,159 shares of common stock outstanding, which were held by approximately 314 record holders.

As of the date of this prospectus, we have no present commitments to issue shares of our capital stock to any 5% holder, director or nominee, other than pursuant to the exercise of outstanding options as more fully set forth elsewhere in this prospectus.

Lock-Up Agreements

Pursuant to our investor agreements, we have entered into three types of lock-up agreements with some of our stockholders. The three types of lock-up agreements are:

•                  a lock-up, entered into in connection with the filing of our Form 10, that restricts sales and transfers until our common stock has been trading on a national securities exchange for a period of time;

•                  a conventional lock-up that restricts sales and transfers in connection with a future initial underwritten public offering and is for the benefit of the underwriters in such offering; and

•                  a lock-up, covering 100 of the shares purchased by each investor pursuant to the private placement of our common stock that was completed on August 13, 2012, that restricts sales and transfers until our common stock commences trading on a national securities exchange.

Form 10 Lock-Up

The holders of 6,595,660 shares of our common stock, including the holders of shares of our common stock issued upon conversion of our Series A preferred stock, each of our founders, officers and current employees, have agreed not to, without our prior written consent, during the period beginning on July 17, 2012 and ending (1) in the case of our founders, and officers, on the earlier of (a) 270 days following the date on which our common stock commences trading on a national securities exchange and (b) March 29, 2015, (2) in the case of the holders of our common stock issued upon conversion of our Series A preferred stock, on the earlier of (a) 180 days following the date on which our common stock commences trading on a national securities exchange and (2) March 29, 2014, or (3) in the case of our non-officer employees, on the earlier of (a) 90 days following the date on which our common stock commences trading on a national securities exchange and (b) March 29, 2015:

•                  lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock; or

•                  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock.

These lock-up provisions will not apply to, among other things (1) certain shares, including shares of our common stock acquired in open market transactions after our common stock is traded on a national securities exchange, (2) certain transfers and repurchases and (3) the exercise of options granted under our equity incentive plans.

IPO Lock-Up

We and the holders of certain shares of our common stock, including the holders of shares of our common stock issued upon conversion of our Series A preferred stock and each of our founders and employees, have agreed that, if we register shares of our capital stock in an initial firm commitment underwritten public offering, such parties will not, without the prior written consent of the managing underwriter, during the period beginning on the date of the final prospectus for such registration statement and ending on a date specified by us and the managing underwriter (not to exceed 180 days thereafter with limited exceptions):

•                  lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for shares of our common stock; or

•                  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities.

These lock-up provisions will not apply to, among other things, shares of common stock acquired in such offering or in open market transactions after such offering.

100 Share Lock-Up

Each of the holders of our common stock issued pursuant to the private placement of our common stock that was completed on August 13, 2012 has agreed, with respect to 100 of the shares purchased by such holder not to, without our prior written consent, during the period beginning on August 13, 2012 and ending on the earlier of (1) the date on which our common stock commences trading on a national securities exchange and (2) August 13, 2013:

•                  offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock; or

•                  enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether such transaction is to be settled by delivery of securities, in cash or otherwise.

The purpose of these lock-up is to assist us in satisfying the listing standards of a national securities exchange if and when we determine to apply for such a listing. These lock-up provisions will not apply to certain transfers made for estate planning purposes.

Registration Rights

We have agreed to file the registration statement of which this prospectus forms a part to register for resale 3,888,880 shares of our common stock that we issued and sold in the private placement that was completed on March 18, 2013. We have also agreed to file a registration statement, which we filed on Form S-1 on August 29, 2012, to register for resale 6,770,563 shares of our common stock issued upon conversion of our Series B preferred stock and 897,554 shares of common stock that we issued and sold in the private placement that was completed on August 13, 2012. In addition, holders of 3,064,753 shares of our common stock issued upon conversion of our Series A preferred stock and holders of 6,770,563 shares of our common stock issued upon conversion of our Series B preferred stock have the right to require us to register such shares pursuant to demand registration rights and “piggyback” registration rights, as described below. See “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights. After registration pursuant to these rights, these shares may be sold pursuant to the applicable registration statement, while effective, and, once so sold, will become freely tradable without restriction under the Securities Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 1, 2013, certain information concerning the beneficial ownership of our capital stock by:

•                  each current director;

•                  each current named executive officer;

•                  all of our current executive officers and directors as a group; and

•                  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2013 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

Certain of the persons named below are also selling stockholders. See “Selling Stockholders” for information regarding the shares held by these selling stockholders that are being registered for resale pursuant to this registration statement.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)		Percentage of Common Stock Beneficially Owned(3)
Directors and Executive Officers
Michelle Dipp, M.D., Ph.D.	4,453,867	(4)	24.5%
Christopher A. Bleck	42,263	(5)	*
Scott Chappel, Ph.D.	115,051	(6)	*
Alison K. Lawton	—		—
Richard Aldrich	4,422,497	(7)	24.3%
Christoph Westphal, M.D., Ph.D.	4,422,498	(8)	24.3%
Stephen Kraus(9)	—		—
Jonathan Tilly, Ph.D.(10)	701,927		3.9%
Jeffrey D. Capello	24,209	(11)	*
Thomas Malley	89,459	(12)	*
Harald F. Stock, Ph.D.	2,162	(13)	*
All officers and directors as a group (11 persons)	6,832,791	(14)	37.1%

Other 5% Stockholders
Longwood Fund, L.P. 800 Boylston Street, Suite 1555 Boston, MA 02199	3,720,571	(15)	20.5%
Entities affiliated with Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538	2,392,034	(16)	13.1%
Entities affiliated with Fidelity Investments 82 Devonshire Street, V13H Boston, MA 02109	1,316,000	(17)	7.2%
Entities affiliated with General Catalyst Partners 20 University Road, Suite 450 Cambridge, MA 02138	1,090,908	(18)	6.0%

*                                         Less than 1%.

(1)                                 Unless otherwise indicated, the address of such individual is c/o OvaScience, Inc., 215 First Street, Suite 240, Cambridge, Massachusetts 02142.

(2)                                 Applicable number of shares of stock beneficially owned is calculated as of April 1, 2013 and includes any shares held by the applicable stockholder that may be sold under this registration statement after the date hereof.

(3)                                 Applicable percentage ownership is based on 18,191,159 shares of our common stock outstanding as of April 1, 2012.

(4)                                 Consists of (a) 712,089 shares of common stock held by Dr. Dipp, (b) 3,720,571 shares of common stock held by Longwood Fund, L.P. and (c) options to purchase an aggregate of 21,207 shares of common stock held by Dr. Dipp that are exercisable within 60 days of April 1, 2013. The general partner of Longwood Fund, L.P. is Longwood Fund GP, LLC. Voting and investment power with respect to the shares held by Longwood Fund, L.P. are vested in Richard Aldrich, Michelle Dipp, M.D., Ph.D., and Christoph Westphal, M.D., Ph.D., the managers of Longwood Fund GP, LLC. In addition, Longwood Fund, L.P. and Dr. Dipp are subject to a voting agreement as discussed above under “Certain Relationships and Related Transactions—Related Person Transactions—Voting Agreement.”

(5)                                 Consists of options to purchase shares of common stock held by Mr. Bleck that are exercisable within 60 days of April 1, 2013.

(6)                                 Consists of options to purchase shares of common stock held by Dr. Chappel that are exercisable within 60 days of April 1, 2013.

(7)                                 Consists of (a) 526,445 shares of common stock held directly by Mr. Aldrich, (b) 175,481 shares of common stock held by Richard H. Aldrich Irrevocable Trust of 2011 and (c) 3,720,571 shares of common stock held by Longwood Fund, L.P. The trustee of the Richard H. Aldrich Irrevocable Trust of 2011 is Mr. Aldrich’s wife, Nicole Aldrich, and she exercises sole voting and investment power over the shares of record held by the trust. The general partner of Longwood Fund, L.P. is Longwood Fund GP, LLC. Voting and investment power with respect to the shares held by Longwood Fund, L.P are vested in Richard Aldrich, Michelle Dipp, M.D., Ph.D., and Christoph Westphal, M.D., Ph.D., the managers of Longwood Fund GP, LLC. In addition, Longwood Fund, L.P., Mr. Aldrich and Richard H. Aldrich Irrevocable Trust of 2011 are subject to a voting agreement as discussed above under “Certain Relationships and Related Transactions—Related Person Transactions—Voting Agreement.”

(8)                                 Consists of (a) 701,927 shares of common stock held by Dr. Westphal and (b) 3,720,571 shares of common stock held by Longwood Fund, L.P. The general partner of Longwood Fund, L.P. is Longwood Fund GP, LLC. Voting and investment power with respect to the shares held by Longwood Fund, L.P. are vested in Richard Aldrich, Michelle Dipp, M.D., Ph.D., and Christoph Westphal, M.D., Ph.D., the managers of Longwood Fund GP, LLC. In addition, Dr. Westphal and Longwood Fund, L.P. are subject to a voting agreement as discussed above under “Certain Relationships and Related Transactions—Related Person Transactions—Voting Agreement.”

(9)                                 Mr. Kraus serves as an employee of Bessemer Venture Partners, the management company affiliate of the Bessemer Venture Partner Entities (as defined below) that hold 2,392,034 shares of common stock, as described below. Mr. Kraus has no voting or dispositive power with respect to the shares held by the Bessemer Venture Partner Entities and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. In addition, the Bessemer Venture Partner Entities are subject to a voting agreement as discussed above under “Certain Relationships and Related Transactions—Related Person Transactions—Voting Agreement.”

(10)                         Dr. Tilly is subject to a voting agreement discussed above under “Certain Relationships and Related Transactions—Related Person Transactions—Voting Agreement.”

(11)                          Consists of (i) 11,111 shares of common stock held by Mr. Capello and (ii) options to purchase an aggregate of 13,098 shares of common stock held by Mr. Capello that are exercisable within 60 days of April 1, 2013.

(12)                          Consists of (a) 81,819 shares of common stock held by Mr. Malley and (b) options to purchase an aggregate of 7,640 shares of common stock held by Mr. Malley that are exercisable within 60 days of April 1, 2013.

(13)                          Consists of options to purchase shares of common stock held by Dr. Stock that are exercisable within 60 days of April 1, 2013.

(14)                          For the purposes of calculating the shares beneficially owned by all directors and officers as a group, the 3,720,571 shares of common stock held by Longwood Fund, L.P, which are reported as beneficially owned by each of Dr. Dipp, Mr. Aldrich and Dr. Westphal, have been included in the calculation only once.

(15)                          Longwood Fund GP, LLC (the “General Partner”) is the general partner of Longwood Fund, L.P. and exercises voting and investment power with respect to securities owned directly by Longwood Fund, L.P. Richard Aldrich, Michelle Dipp, M.D., Ph.D., and Christoph Westphal, M.D., Ph.D., are the managers of the General Partner and share voting and dispositive power with respect to the securities held by Longwood Fund, L.P. The General Partner disclaims beneficial ownership of the securities owned directly by Longwood Fund, L.P. and this proxy statement and annual report shall not be deemed an admission that the General Partner is the beneficial owner of such securities, except to the extent of its pecuniary interest therein. In addition, Longwood Fund, L.P. is subject to a voting agreement as discussed above Certain Relationships and Related Transactions—Related Person Transactions—Voting Agreement.”

(16)                          Consists of (a) 765,451 shares of common stock held by Bessemer Venture Partners VII L.P. (“BVP VII”), (b) 334,885 shares of common stock held by Bessemer Venture Partners VII Institutional L.P. (“BVP Institutional”) and (c) 1,291,698 shares of common stock held by BVP Special Opportunity Fund L.P. (“BVP Special Opportunity” and together with BVP Institutional and BVP VII, the “Bessemer Venture Partner Entities”). Deer VII & Co. L.P. (“Deer L.P.”) is the general partner of the Bessemer Venture Partner Entities. Deer VII & Co. Ltd. is the general partner of Deer L.P. J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VII & Co. Ltd. and share voting and dispositive power over the shares of stock held by the Bessemer Venture Partner Entities. Each of Mr. Colloton, Mr. Cowan, Mr. Deeter, Mr. Goodman, Mr. Levine and Mr. Stavis disclaims beneficial ownership of the shares identified in this footnote except as to his or her respective pecuniary interest in such shares. In addition, the Bessemer Venture Partner Entities are subject to a voting agreement as discussed above under “Certain Relationships and Related Transactions—Related Person Transactions—Voting Agreement.”

(17)                          Consists of (a) 1,090,900 shares of common stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund, (b) 212,300 shares of common stock held by Fidelity Select Portfolios: Biotechnology Portfolio and (c) 12,800 shares of common stock held by Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,316,000 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR LLC, through its control of Fidelity Management & Research Company, and the funds each have sole power to dispose of the 1,316,000 shares owned by the funds. Members of the family of Edward C. Johnson 3d, chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(18)                      Consists of (a) 1,068,602 shares of common stock held by General Catalyst Group V, L.P. (“GCG V”) and (b) 22,306 shares of common stock held by GC Entrepreneurs Fund V, L.P. (“GCEF V”). General Catalyst GP V, LLC (“GP V LLC”) is the general partner of General Catalyst Partners V, L.P. (“GP V LP”), which is the general partner of each of GCEF V and GCG V. Each of Joel Cutler, David Fialkow and David Orfao is a Managing Director of GP V LLC. Each of GP V LLC, GP V LP, Joel Cutler, David Fialkow and David Orfao may be deemed to share voting and investment power over the shares held of record by each of GCEF V and GCG V. Each of GP V LLC, GP V LP, Joel Cutler, David Fialkow and David Orfao disclaims beneficial ownership of all shares held by GCEF V and GCG V except to the extent of their pecuniary interest therein, if any. In addition, GCG V and GCEF V are subject to a voting agreement as discussed above under “Certain Relationships and Related Transactions—Related Person Transactions—Voting Agreement.”

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 3,888,880 shares of our common stock. The selling stockholders acquired our securities pursuant to a private placement in March 2013, pursuant to which we issued and sold an aggregate of 3,888,880 shares of our common stock at a price per share of $9.00 for an aggregate purchase price of $34,999,920.

At the time of each purchase by the selling stockholders of the shares offered hereby, each selling stockholder represented that the selling stockholder’s shares were purchased for the selling stockholder’s own account, for investment and not with a view to the distribution of those shares. None of our selling stockholders received any of our securities as compensation for underwriting services. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Except as disclosed in the footnotes below, within the last three years no selling stockholder has been an officer or director of ours or has had a material relationship with the company or any of its affiliates. Except as disclosed in the footnotes below, none of the selling stockholders is affiliated with a broker dealer.

The following table and the accompanying footnotes are based in part on information supplied to us by the selling stockholders. The table and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2013 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted in the footnotes below, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

The table below sets forth, to our knowledge, information about the selling stockholders as of April 1, 2013. Information about the selling stockholders may change from time to time.

	Shares Beneficially Owned Before the Offering		Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number	Percent(1)	Number	Number(1)(2)	Percent(1)(2)
Adage Capital Partners, LP(3)	333,333	1.8%	333,333	—	—
Kevin Beck	13,888	*	13,888	—	—
BioBrit, LLC(4)	22,222	*	22,222	—	—
Blackwell Partners, LLC(5)	143,925	*	33,334	110,591	*
BMV Direct LP(6)	222,222	1.2%	222,222	—	—
Jon-Erik Borgen	8,333	*	8,333	—	—
Borgen Equity III Holdings, LLC(7)	25,000	*	25,000	—	—
Jeffrey David Capello(8)	24,209	*	24,209	13,098	*
Cycad Group, LLC(9)	474,748	*	111,111	363,637	2.0%
DAFNA Life Science Ltd(10)	17,920	*	17,920	—	—
DAFNA Life Science Market Neutral Ltd(10)	5,280	*	5,280	—	—
DAFNA Life Science Select Ltd(10)	21,244	*	21,244	—	—
Deerfield Special Situations Fund, L.P.(11)	295,555	1.6%	295,555	—	—
Deerfield Special Situations International Master Fund, L.P.(11)	260,000	1.4%	260,000	—	—
EcoR1 Capital Fund, L.P.(12)	111,111	*	111,111	—	—
El Chichon Partners, LLC(13)	16,666	*	16,666	—	—
Franklin Strategic Series - Franklin Biotechnology Discovery Fund(14)	166,654	*	166,654	—	—
Franklin Templeton Investment Funds - Franklin Biotechnology Discovery Fund(14)	138,900	*	138,900	—	—
Hunt-BioVentures, L.P.(15)	118,687	*	27,777	90,910	*
Janus Capital Funds Plc/Janus Global Life Sciences Fund(16)	39,276	*	39,276	—	—
Janus Global Life Sciences Fund(17)	494,473	2.7%	494,473	—	—
Janus Global Life Sciences Fund(18)	21,806	*	21,806	—	—
Jennison Global Healthcare Master Fund, Ltd.(19)	243,722	1.3%	243,722	—	—
Jenop Global Healthcare Fund Limited(19)	72,944	*	72,944	—	—
Edward F. Keely	44,444	*	44,444	—	—
Patrick Lin	11,111	*	11,111	—	—
Longwood Fund, LP(20)	3,720,571	20.5%	419,444	3,301,127	18.1%
Thomas Malley(21)	89,459	*	50,000	39,459	*
Pacific Select Fund, Health Sciences Portfolio(22)	57,179	*	57,179	—	—
Prudential Sector Funds, Inc. - Prudential Health Sciences Fund d/b/a Prudential Jennison Health Sciences Fund(22)	459,488	2.5%	459,488	—	—
RA Capital Healthcare Fund, LP(23)	553,197	3.1%	133,332	419,865	2.4%

*                                         Less than 1%

(1)                                 Applicable percentage ownership is based on 18,191,159 shares of our common stock outstanding as of April 1, 2013.

(2)                                 Assumes the sale of all shares offered in this prospectus and no sales of any shares held by any selling stockholder as of April 1, 2013 that are not registered for re-sale under this prospectus.

(3)                                 The sole general partner of Adage Capital Partners, LP is Adage Capital Partners GP LLC.  The managers of Adage Capital Partners GP LLC are Bob Atchinson and Phill Gross.  These individuals may be deemed to have shared voting and investment power with respect to the securities held by Adage Capital Partners, LP.  Each of these individuals disclaims beneficial onwership of such securities, except to the extent of his pecuniary interest therein.

(4)                                 Daniel M. Bradbury and Annette E. Bradbury are managing members of BioBrit, LLC and may be deemed to have shared voting and investment power with respect to the securities held by BioBrit, LLC.

(5)                                 RA Capital Management, LLC (the “Adviser”) is the investment adviser of Blackwell Partners, LLC (“Blackwell”). Peter Kolchinsky is the sole manager of the Adviser and exercises sole voting and investment power with respect to these shares held of record by Blackwell. The Advisor disclaims beneficial ownership of any shares reported herein, except to the extent of his or its pecuniary interest therein.

(6)                                 The sole general partner of BMV Direct LP is BioMed Realty, L.P.  The sole general partner of BioMed Realty, L.P. is BioMed Realty Trust, Inc., a publicly traded company.

(7)                                 The members of Borgen Equity III Holdings, LLC are Borgen Equity III-D, LLLP, Borgen Equity III-E, LLLP, Borgen Equity III-F, LLLP and Borgen Equity III-G, LLP.  The partners of each of these partnerships are Jon-Erik Borgen, Kaia Borgen Moritz and Randi H. Jaerbyn.

(8)                                 Jeffrey David Capello is a member of our board of directors.

(9)                                 K. Leonard Judson and Paul F. Glenn are the sole managers and directors of Cycad Group, LLC.   These individuals may be deemed to have shared voting and investment power with respect to the securities held by Cycad Group, LLC.  Each of these individuals will disclaim beneficial onwership of such securities, except to the extent of his pecuniary interest therein.

(10)                          Nathan Fischel and Fariba Ghodsian are the managing members of DAFNA Life Science Ltd, DAFNA Life Science Market Neutral Ltd and DAFNA Life Science Select Ltd (the “DAFNA Funds”) and may be deemed to have shared voting and investment power with respect to the securities held by the DAFNA Funds.

(11)                          Deerfield Mgmt., L.P. is the sole general partner of Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P. (the “Deerfield Funds”).  The general partner of Deerfield Mgmt., L.P. is Flynn Capital, LLC, of which James E. Flynn is the sole member.  James E. Flynn may be deemed to have voting and investment power with respect to the securities held by the Deerfield Funds  James E. Flynn disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.

(12)                          The sole general partner of EcoR1 Capital Fund, L.P. is EcoR1 Capital, LLC.  The sole managing member of EcoR1 Capital, LLC is Oleg Nodelman.  Mr. Nodelman may be deemed to have voting and investment power of the securities held by EcoR1 Capital Fund, L.P.  Mr. Nodelman disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.

(13)                          Erin Burr and Gordon Burr are the managers of El Chichon Partners, LLC and may be deemed to have shared voting and investment power with respect to the securities held by El Chichon Partners, LLC.

(14)                          Franklin Advisors, Inc. (“FAV”), an indirectly wholly owned subsidiary of a public traded company, Franklin Resources, Inc. (“FRI”), is the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to Franklin Strategic Series — Franklin Biotechnology Discovery Fund and Franklin Templeton Investment Funds — Franklin Biotechnology Discovery Fund.  When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted.

(15)                          HBV GP, L.L.C. (“HBV”) is the general partner of Hunt-BioVentures, L.P. Michael T. Bierman and Christopher W. Kleinert are the managers of HBV and, as such, may be deemed to have voting and investment power with respect to these securities.

(16)                          Janus Capital Funds Plc/Janus Global Life Sciences Fund (“Janus Capital Funds Plc”) is advised by Janus Capital International Limited, an investment adviser that is indirectly owned by Janus Capital Management LLC, Janus Capital Funds Plc’s subadviser.  In turn, each entity is owned by Janus Capital Group, Inc., a publicly traded company.  All investment decisions with respect to Janus Capital Funds Plc, however, are made by the portfolio manager, Andy Acker.

(17)                          Janus Global Life Sciences Fund is publicly traded under the symbol JAGLX.

(18)                          The management company for Janus Global Life Sciences Fund, a Luxembourg entity, is Global Funds Management S.A., which is part of the Nomura Group of Companies and part of Nomura Holdings.  The Fund is advised by Janus Capital Management LLC (“JCM”).  JCM is owned by Janus Capital Group, Inc., a publicly traded company.  All investment decisions with respect to the fund, however, are made by the portfolio manager, Andy Acker.

(19)                          Jennison serves as investment manager with power to direct investments and/or power to vote the shares owned by Jennison Global Healthcare Master Fund, Ltd. and Jenop Global Healthcare Fund Limited (the “Jennison Funds”) and may be deemed to beneficially own the shares held by the Jennison Funds.  Jennison expressly disclaims ownership of such shares.  Jennison is a wholly-owned subsidiary of Prudential Financial, Inc., which is a publicly traded financial services firm.  Each Jennison Fund is an exempted company incorporated under the laws of the Cayman Islands.  By virtue of his position with Jennison, David Chan, Managing Director of Jennison and Portfolio Manager to each Jennison Fund, has authority to vote or dispose of the securities held by each Jennison Fund.  David Chan will disclaim beneficial interest of such securities, except to the extent of his pecuniary interest therein.

(20)                          Longwood Fund GP, LLC (the “General Partner”) is the general partner of Longwood Fund, L.P. and exercises voting and investment power with respect to securities owned directly by Longwood Fund, L.P. Richard Aldrich, Michelle Dipp, M.D., Ph.D., and Christoph Westphal, M.D., Ph.D., are the managers of the General Partner and share voting and investment power with respect to the securities held by Longwood Fund, L.P. The General Partner disclaims beneficial ownership of the securities owned directly by Longwood Fund, L.P. and this registration statement shall not be deemed an admission that the General Partner is the beneficial owner of such securities, except to the extent of its pecuniary interest therein. In addition, Longwood Fund, L.P. is subject to a voting agreement as discussed above under “Certain Relationships and Related Transactions—Voting Agreement.” Richard Aldrich, Michelle Dipp, M.D., Ph.D. and Christoph Westphal, M.D., Ph.D., are members of our board of directors and holders of more than 5% of our voting securities.

(21)                          Thomas Malley is a member of our board of directors.

(22)                          Jennison serves as sub-adviser with power to direct investments and/or power to vote the shares owned by Pacific Select Fund, Health Sciences Portfolio and Prudential Sector Funds, Inc. — Prudential Health Sciences Fund d/b/a Prudential Jennison Health Sciences Fund (the “Jennison Health Funds”) and may be deemed to beneficially own the shares held by the Jennison Health Funds.  Jennison expressly disclaims ownership of such shares.  Jennison is a wholly-owned subsidiary of Prudential Financial, Inc., which is a publicly traded financial services firm.  Each Jennison Health Fund is an investment company registered under the Investment

Company Act of 1940.  By virtue of their positions with Jennison, David Chan and Michael Del Balso, Managing Directors of Jennison and Portfolio Managers to each Jennison Health Fund, have authority to vote or dispose of the securiites held by each Jennison Health Fund.  Each of David Chan and Michael Del Balso will disclaim beneficial onwership of such securities, except to the extent of his pecuniary interest therein.

(23)                          Peter Kolchinsky exercises sole voting and investment power with respect to the shares held of record by RA Capital Healthcare Fund, LP. Richard Aldrich, a member of our board of directors and a holder of more than 5% of our voting securities, is a limited partner in RA Healthcare Fund, LP and a non-voting member of RA Capital Management, which is the general partner and manager of RA Capital Healthcare Fund, LP.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell their shares of our common stock pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          short sales;

•                                          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                          broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

The selling stockholders may resell all or a portion of the shares in open market transactions in reliance upon Rule 144, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the third (3rd) anniversary of the date the registration statement is declared effective by the SEC and such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or Rule 144 of the Securities Act or may be resold pursuant to Rule 144 (without volume or manner-of-sale limitations under Rule 144) or another similar exemption under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our certificate of incorporation and by-laws are summaries and are qualified by reference to our certificate of incorporation and by-laws currently in effect or that will be in effect once our common stock is listed on a national securities exchange. We have filed copies of these documents with the SEC as exhibits to the registration statement of which this prospectus forms a part. As of April 1, 2013, we have 100,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, all of which preferred stock will be undesignated. We had previously issued Series A preferred stock and Series B preferred stock, all of which converted into common stock on August 13, 2012.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are currently no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Registration Rights

On March 29, 2012, we entered into the investor rights agreement with certain holders of our common stock. In addition, on each of August 13, 2012 and March 12, 2013, we entered into a registration rights agreement with certain holders of our common stock in connection with private placement transactions.

Resale Registration Rights

We are required pursuant to a registration rights agreement to use our reasonable best efforts to file the registration statement of which this prospectus forms a part covering the resale of up to 3,888,880 shares of our common stock. In addition, previously we were required pursuant to the investor rights agreement and a registration rights agreement to use our reasonable best efforts to file a registration statement, which we filed on Form S-1 on August 29, 2012, to register for resale 7,630,683 shares of our common stock.

Registration of these shares under the Securities Act would result in the shares becoming saleable under the Securities Act immediately upon the effectiveness of such registration. Any sales of securities by holders of these shares could adversely affect the trading prices, if any, of our common stock.

Demand Registration Rights

Pursuant to the investor rights agreement, at any time after (1) March 29, 2014, (2) 180 days after the effective date of our first underwritten firm commitment public offering of common stock under the Securities Act or (3) 180 days after the first date on which our common stock commences trading on a national securities exchange, whichever is earliest, the holders of at least 20% of the aggregate number of shares of common stock issued upon conversion of shares of our Series A preferred stock and Series B preferred stock may require that we file a registration statement with regard to such shares. We are not obligated to file a registration statement pursuant to this provision on more than two occasions.

Form S-3 Registration Rights

Pursuant to the investor rights agreement, at any time after we become eligible to file a registration statement on Form S-3, subject to specified limitations set forth in the investor rights agreement, the holders of common stock issued upon conversion of our Series A preferred stock and Series B preferred stock may request that we register on Form S-3 all or a portion of the registrable shares so long as the total amount of the shares being registered have an aggregate offering price of at least $3,000,000, based on then current market price. We are not obligated to file a Form S-3 pursuant to this provision if we have effected two registrations upon such holders’ request within the 12 month period immediately preceding the date of such request.

“Piggyback” Registration Rights

Pursuant to the investor rights agreement, if we propose to file a registration statement under the Securities Act, other than pursuant to the demand registration rights described above, the holders of shares of common stock issued upon conversion of our Series A preferred stock and Series B preferred stock will be entitled to notice of the registration and have the right to require us to register all or a portion of the registrable shares then held by them, subject to our right and the right of our underwriters to reduce the number of shares proposed to be registered in view of market conditions.

Expenses of Registration

We will pay all expenses, other than underwriting discounts and commissions, relating to this registration statement as well as all demand registrations, Form S-3 registrations and piggyback registrations, including the reasonable fees of one special counsel of the investors.

Expiration of Registration Rights

The resale registration rights for the shares registered pursuant to the registration statement of which this prospectus forms a part shall terminate upon the earlier of (1) the third anniversary of the date on which this registration statement is declared effective by the SEC and (2) such time as all of the shares covered by this prospectus (x) have been disposed of pursuant to and in accordance with the registration statement or Rule 144 of the Securities Act or (y) may be resold pursuant to Rule 144 or another similar exemption under the Securities Act. The resale registration rights for the shares registered pursuant to the registration statement filed by us on Form S-1 on August 29, 2012 shall terminate upon the earlier of (1) September 13, 2014 and (2) such time as all of the shares covered by such prospectus (x) have been disposed of pursuant to and in accordance with the registration statement or Rule 144 of the Securities Act or (y) may be resold pursuant to Rule 144 or another similar exemption under the Securities Act.

The demand, Form S-3 and piggyback registration rights described above shall terminate upon the earlier of (1) the date such shares may be sold under Rule 144 or a similar Securities Act exemption without limitation during a three month period without registration or (2) the fifth anniversary of the date on which our common stock is first traded on a national securities exchange.

Lock-Up Agreements

We have entered into lock-up agreements with certain holders of our common stock, including each of our founders. See “Market for Common Equity and Related Stockholder Matters—Lock-Up Agreements.”

Information Rights

We are required, pursuant to the investor rights agreement, to furnish each significant investor with an annual budget, annual financial statements audited by an accounting firm of national reputation, quarterly unaudited financial statements and other information relating to the financial condition of our business as any significant investor may reasonably request. These obligations shall terminate upon the earlier of (1) immediately before the closing of the sale of shares of our common stock at a price of at least

$16.50 per share in an underwritten public offering pursuant to an effective registration statement under the Securities Act, provided such offering results in at least $35,000,000 of gross proceeds to us and our common stock is listed for trading on a national securities exchange, which we refer to as a qualified IPO or (2) the commencement of our common stock trading on a national securities exchange.

Participation Rights

Pursuant to the terms of the investor rights agreement, each significant investor is entitled to purchase their pro rata share of any future equity offering we conduct, subject to customary exceptions and excluding shares issued in any public offering and certain private placements. The significant investor’s pro rata share is based on ownership of the outstanding common stock on an as-converted basis. Such participation rights terminate upon the earlier to occur of (1) immediately before the closing of a qualified IPO or (2) the commencement of our common stock trading on a national securities exchange.

Voting Agreement

Pursuant to the terms of our voting agreement, until such time as our common stock is traded on a national securities exchange, stockholders holding an aggregate of approximately 55% of our outstanding common stock as of April 1, 2013 have agreed to vote their shares for certain director designees. See “Directors and Executive Officers—Board Composition and Election of Directors.”

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Staggered Board

Our certificate of incorporation and by-laws divide our board of directors into three classes with staggered three year terms. In addition, our certificate of incorporation and by-laws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action

Our certificate of incorporation and by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of the meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

In addition, our certificate of incorporation and by-laws that will become effective at the time our common stock commences trading on a national securities exchange require that stockholder actions must be effected at a duly called stockholders meeting and prohibit actions by our stockholders by written consent.

Super Majority Voting

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, require a greater percentage. Our by-laws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation.

Limitation of Liability and Indemnification

Delaware Law

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Amended and Restated Certificate of Incorporation

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

•                  for any breach of the director’s duty of loyalty to us or our stockholders;

•                  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•                  for any transaction from which the director derived an improper personal benefit.

In addition, our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of us, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., with offices at 250 Royall Street, Canton, Massachusetts 02021.

Quotation

Our common stock is quoted on the OTC Bulletin Board and the OTC Markets—OTCQB tier, under the symbol “OVSC.”

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, information statements and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at www.sec.gov.

Our Internet website address is www.ovascience.com. Information contained on the website does not constitute part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s website.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we have filed with the SEC. This means we can disclose important information to you by referring you to other documents that contain that information. The information incorporated by reference is considered part of this prospectus. We incorporate by reference the documents listed below:

(1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 that we filed with the SEC on February 25, 2013; and

(3) Our Current Reports on Form 8-K as filed with the SEC on October 30, 2012; November 9, 2012; December 7, 2012; January 2, 2013; February 14, 2013; March 14, 2013 and March 20, 2013 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto).

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

You may request a copy of these documents, orally or in writing, which will be provided to you at no cost, by contacting:

OvaScience, Inc.

215 First Street, Suite 240

Cambridge, Massachusetts 02142

Attention: Investor Relations

Telephone: (617) 500-2802

Email: ir@ovascience.com

You may also access these documents on our website, www.ovascience.com.

You should rely only on the information contained in this prospectus (including any applicable prospectus supplement and the information incorporated by reference). We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. Except for the SEC registration fee, all amounts are estimates.

Description	Amount
SEC registration fee	$4,801
Accounting fees and expenses	7,500
Legal fees and expenses	50,000
Miscellaneous expenses	23,000
Total expenses	$85,301

Item 14.  Indemnification of Directors and Officers

Delaware Law

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Amended and Restated Certificate of Incorporation

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

•                  for any breach of the director’s duty of loyalty to us or our stockholders;

•                  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•                  for any transaction from which the director derived an improper personal benefit.

In addition, our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of us, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.  Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock and Series A preferred stock and Series B preferred stock issued, and options granted, by us since April 5, 2011, our inception, that were not registered under the Securities Act. Also included is the consideration, if any, received by us, for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(1)                                 From September 2011 to December 2011, under our 2011 Plan, we (a) granted stock options to purchase an aggregate of 617,633 shares of our common stock to certain of our employees, officers, consultants and advisors, at an exercise price of $0.04 per share and (b) issued and sold 19,772 shares of our common stock to an employee for an aggregate purchase price of $40, subject to repurchase by us under a restricted stock agreement. In February 2012, we granted additional stock options under our 2011 Plan to purchase an aggregate of 73,155 shares of our common stock (net of cancellations) to our employees, at an exercise price of $4.01 per share. In May 2012, we granted additional stock options under our 2011 Plan to purchase an aggregate of 81,022 shares of our common stock (net of cancellations) to our employees, at an exercise price of $4.39 per share. As of April 1, 2013, 29,841 options have been exercised and 76,788 options have been forfeited.

(2)                                 In April 2011, in connection with our incorporation, we issued and sold an aggregate of 3,509,634 shares of common stock to our co-founders for an aggregate purchase price of $7,100, subject to repurchase by us under restricted stock agreements with each co-founder.

(3)                                 In July 2011, we issued and sold an aggregate of 6,200,000 shares of Series A preferred stock to investors for an aggregate purchase price of $6,200,000.

(4)                                 In March 2012, we issued and sold an aggregate of 6,770,563 shares of Series B preferred stock to investors for an aggregate purchase price of $37,238,096. Leerink Swann LLC acted as placement agent for purposes of the sale of our Series B preferred stock. Entities and individuals affiliated with Leerink Swann LLC purchased an aggregate of 25,456 shares of our Series B preferred stock in the financing on the same terms as the other investors.  Our Series B preferred stock converted into common stock on a one-for-one basis on August 13, 2012.

(5)                                 In August 2012, we issued and sold an aggregate of 897,554 shares of our common stock to investors for an aggregate purchase price of $4,936,547. Leerink Swann LLC and ROTH Capital Partners, LLC acted as placement agents for purposes of such private placement of common stock. Entities and individuals affiliated with Leerink Swann LLC and ROTH Capital Partners, LLC purchased an aggregate of 6,454 and 846 shares, respectively, of our common stock in the private placement on the same terms as the other investors.

(6)                                 In March 2013, we issued and sold an aggregate of 3,888,880 shares of our common stock to investors for an aggregate purchase price of $34,999,920.

No underwriters were involved in the foregoing issuances of securities.

The offers, sales and issuances of the securities described in paragraph (1) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, officers, bona fide consultants and advisors and received the securities under our 2011 Plan or 2012 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraph (2), (3), (4), (5) and (6) were deemed to be exempt from registration under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) of the Securities Act, including, in some cases, Regulation D promulgated thereunder, relative to transactions by an issuer not involving a public offering. The recipients of preferred stock in each of these transactions represented to us in connection with their purchase that they were accredited investors and were acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Item 16.  Exhibits and Financial Statement Schedules

The exhibits to the registration statement of which this prospectus is a part are listed in the Exhibit Index attached hereto and incorporated herein by reference.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(4)                                 That, for the purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating ot the offering required to be field pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on April 12, 2013.

OVASCIENCE, INC.
By:
/s/ Michelle Dipp, M.D., Ph.D.
Michelle Dipp, M.D., Ph.D.
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michelle Dipp, M.D., Ph.D., and Christopher Bleck, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement on Form S-1 and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michelle Dipp, M.D., Ph.D.	President and Chief Executive Officer and Director (Principal executive officer)	April 12, 2013
Michelle Dipp, M.D., Ph.D.

/s/ Christopher Bleck	Treasurer (Principal financial and accounting officer)	April 12, 2013
Christopher Bleck

/s/ Richard Aldrich		April 12, 2013
Richard Aldrich	Director

/s/ Jeffrey D. Capello		April 12, 2013
Jeffrey D. Capello	Director

/s/ Stephen Kraus		April 12, 2013
Stephen Kraus	Director

/s/ Thomas Malley		April 12, 2013
Thomas Malley	Director

/s/ Harald F. Stock, Ph.D.		April 12, 2013
Harald F. Stock, Ph.D.	Director

/s/ Jonathan Tilly, Ph,.D		April 12, 2013
Jonathan Tilly, Ph,.D	Director

/s/ Christoph Westphal, M.D., Ph.D.		April 12, 2013
Christoph Westphal, M.D., Ph.D.	Director

EXHIBIT INDEX

Exhibit No.	Exhibit
3.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

3.3

Restated Certificate of Incorporation of the Registrant to be effective upon the common stock trading on a national securities exchange (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

3.4

Second Amended and Restated By-laws of the Registrant to be effective upon the common stock trading on a national securities exchange (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

4.1

Specimen Stock Certificate evidencing the shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-183602) filed by the registrant on August 29, 2012)

4.2

Amended and Restated Investors’ Rights Agreement, dated March 29, 2012, by and among the Registrant and the other parties thereto (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

4.3

Registration Rights Agreement, dated August 13, 2012, by and among the Company and the persons party thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 000-54647) filed by the registrant on August 14, 2012)

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1#	2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.2#

Forms of Incentive Stock Option Agreement under the 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on May 17, 2012)

10.3#

Forms of Nonstatutory Stock Option Agreement under the 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on May 17, 2012)

10.4#

Form of Restricted Stock Agreement under the 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.5#	2012 Stock Incentive Plan (incorporated by reference to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.6#

Form of Incentive Stock Option Agreement under the 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on May 17, 2012)

10.7#

Form of Nonstatutory Stock Option Agreement under the 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on May 17, 2012)

10.8#

Form of Amended and Restated Restricted Stock Agreement between the Registrant and each of Michelle Dipp and Christoph Westphal (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.9#

Form of Amended and Restated Restricted Stock Agreement between the Registrant and each of David Sinclair and Jonathan Tilly (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.10#

Amended and Restated Restricted Stock Agreement between the Registrant, Richard Aldrich and the Richard H. Aldrich Irrevocable Trust of 2011, dated March 29, 2012 (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.11†

Exclusive License Agreement, dated June 27, 2011, between the Registrant and The General Hospital Corporation (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.12†

Amendment No. 1 to the Exclusive License Agreement, dated September 7, 2011, between the Registrant and The General Hospital Corporation (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.13†

Master Services Agreement, dated February 21, 2012, between the Registrant and Agenus Inc. (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.14

Amended and Restated Voting Agreement, dated March 29, 2012, between the Registrant and the other parties thereto (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.15#

Letter Agreement, dated November 14, 2011, between the Registrant and Christopher Bleck (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.16#

Letter Agreement, dated July 2011, between the Registrant and Scott Chappel (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.17

Consultation and Scientific Advisory Board Agreement, dated July 13, 2011, between the Registrant and Jonathan L. Tilly (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.18

Consultation and Scientific Advisory Board Agreement, dated September 7, 2011, between the Registrant and David Sinclair (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.19

Form of Indemnification Agreement between the Registrant and each of Richard Aldrich, Michelle Dipp, Stephen Kraus and Christoph Westphal (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.20

Form of Indemnification Agreement between the Registrant and each of Jeffrey Capello, Thomas Malley, Harald Stock and Jonathan Tilly (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on April 11, 2012)

10.21

Lease Agreement, dated May 1, 2012, between the Registrant and ARE-MA Region No. 38, LLC, as amended (incorporated by reference to Exhibit 10.23 to Amendment No. 1 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on May 17, 2012)

10.22

Form of Lock-Up Agreement between the Registrant and each of the Registrant’s officers (incorporated by reference to Exhibit 10.24 to Amendment No. 1 to the Registration Statement on Form 10 (File No. 000-54647) filed by the registrant on May 17, 2012)

10.23	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-54647) filed by the registrant on August 14, 2012)

10.24#

Letter Agreement, dated December 5, 2012, between the Registrant and Michelle Dipp (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K (File No. 000-54647) filed by the registrant on February 25, 2013)

10.25 #

Letter Agreement, dated December 19, 2012, between the Registrant and Alison Lawton (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K (File No. 000-54647) filed by the registrant on February 25, 2013)

10.26#

Restricted Stock Unit Agreement, dated December 5, 2012, between the Registrant and Michelle Dipp (incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K (File No. 000-54647) filed by the registrant on February 25, 2013)

10.27#

Restricted Stock Unit Agreement, dated December 5, 2012, between the Registrant and Michelle Dipp (incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K (File No. 000-54647) filed by the registrant on February 25, 2013)

10.28

Securities Purchase Agreement, dated as of March 12, 2013, by and among the Company and the persons party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-54647 filed by the registrant on March 14, 2013)

10.29

Registration Rights Agreement, dated March 12, 2013, by and among the Company and the persons party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-54647 filed by the registrant on March 14, 2013)

21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K (File No. 000-54647) filed by the registrant on February 25, 2013)

23.1*	Consent of Ernst & Young

23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature pages)

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

†                                         Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the SEC.

#                                         Indicates a management contract or compensatory plan.

*                                         Filed herewith.

**                                  Submitted electronically herewith.  In accordance with Rule 406T of Regulation S-T, the XBRL related information in Exhibit 101 to this Registration Statement is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, is deemed not filed for purposes of Section 18 of the Exchange Act, and otherwise is not subject to liability under these sections.